Exhibit D

AMENDED AND RESTATED DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On January 21, 2021, the daily average rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was USD 1.00 = CAD 1.2627.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on October 1, 2020 was estimated to be 38.0 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 338 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on October 21, 2019. As a result of that election the Liberal Party of Canada formed the Government. As of January 21, 2021, the distribution of seats in the House of Commons is as follows: the Liberal Party of Canada has 155 seats, the Conservative Party of Canada has 120 seats, the Bloc Québécois has 32 seats, the New Democratic Party has 24 seats, and the Green Party of Canada has three seats. There are four independent seats and no vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of October 1, 2018, the Coalition avenir Québec party was elected, replacing the Quebec Liberal Party which had been in power (majority) since April 2014, and formed a majority government having obtained 74 out of 125 seats in Quebec’s National Assembly (37.4% of the votes cast), as compared to 31 seats (24.8% of the votes cast) for the official opposition Quebec Liberal Party, ten seats (17.1% of the votes cast) for the Parti Québécois party and ten seats (16.1% of the votes cast) for the Québec solidaire party.

THE CANADIAN ECONOMY1

General

The key economic indicators for the Canadian economy and the Government of Canada consolidated statement of operations and accumulated deficit are presented in the following tables.

KEY ECONOMIC INDICATORS

	For the 2020 quarter ended (year-over-year)
	September	June	March	2019	2018	2017	2016	2015
Real GDP annual percentage change (1)	-5.2	-12.5	-0.3	1.9	2.4	3.0	1.0	0.7
Nominal GDP annual percentage change (2)	-3.7	-13.2	0.4	3.6	4.2	5.7	1.8	-0.2
GDP Implicit Price Index (2)(3)	1.5	-0.9	0.7	1.7	1.8	2.6	0.7	-0.8
Consumer Price Index (total items) (3)(4)	0.3	0.0	1.8	1.9	2.3	1.6	1.4	1.1
Industrial Product Price Index (3)	-2.2	-4.8	-0.9	-0.1	3.9	3.1	-0.2	-0.8
Unemployment Rate (percent) (5)	10.1	13.1	6.4	5.7	5.9	6.4	7.1	6.9
Trade Balance (in millions of dollars)	-8,189	-7,455	-14,038	-36,872	-42,196	-46,929	-47,776	-49,066

Source: Statistics Canada.

(1)	At market prices, chained 2012 dollars, and seasonally adjusted.
(2)	Seasonally adjusted.
(3)	Annual percentage changes.
(4)	Year-over-year growth rates for CPI are not based on seasonally adjusted data.
(5)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

GOVERNMENT OF CANADA – CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	For the years ended March 31,
	2020	2019	2018	2017	2016
Total revenues	334,131	332,218	311,216	290,868	292,608
Total program expenses, excluding net actuarial losses	338,467	314,555	297,936	278,689	263,568
Public debt charges	24,447	23,266	21,889	21,232	21,837
Annual surplus or deficit (-) before net actuarial losses	-28,783	-5,603	-8,609	-9,053	7,203
Net actuarial losses	-10,609	-8,361	-10,352	-9,904	-10,064
Annual deficit	-39,392	-13,964	-18,961	-18,957	-2,861
Accumulated deficit at end of year	-721,360	-685,450	-671,254	-651,540	-634,440

Source: Public Accounts of Canada 2020 (Volume 1, Table 1.1).

Note: see page 18 for additional details and information.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2012 dollars.

The chart below shows the distribution of real gross domestic product (“GDP”) at basic prices (2012 constant dollars) in 2019, which is indicative of the structure of the economy.

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 5 and 6 and GDP at market prices on pages 7 and 8.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 70.5% in 2019 while the remaining 29.5% was attributed to goods-producing industries.

The following table shows the composition of Canada’s real GDP at basic prices (2012 constant dollars) by sector in 2019 and over the 2015-2019 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2019	2018	2017	2016	2015	2010	2019	2015	2010
		(millions of 2012 dollars)					(percentage distribution(3))

Agriculture (1)	36,175	33,423	32,505	31,698	29,472	24,314	1.8	1.6	1.5
Forestry, fishing and hunting	4,801	5,112	5,110	5,179	5,520	4,923	0.2	0.3	0.3
Mining and oil and gas extraction	160,537	161,367	151,162	137,737	138,548	118,732	8.1	7.6	7.3
Manufacturing	198,962	199,070	192,917	188,847	189,177	174,675	10.0	10.4	10.7
Construction	142,734	142,999	139,994	135,332	141,540	120,684	7.2	7.8	7.4
Utilities	43,080	42,599	41,811	41,355	40,378	38,120	2.2	2.2	2.3
Transportation and warehousing	90,617	89,492	86,419	81,232	79,273	67,804	4.6	4.4	4.2
Wholesale and retail trade	202,428	199,884	194,852	189,088	185,806	166,594	10.2	10.2	10.2
Finance, insurance and real estate	389,461	378,992	371,231	355,491	345,895	297,158	19.6	19.0	18.3
Public administration	133,345	130,104	126,663	124,344	122,186	121,260	6.7	6.7	7.5
Health, social, educational, professional and other services	588,176	572,423	559,307	549,311	542,231	492,156	29.6	29.8	30.3

Total (2)	1,990,316	1,955,465	1,901,971	1,839,614	1,820,026	1,626,420	100.0	100.0	100.0

Source: Statistics Canada, Industry Accounts Division.

(1)	Agriculture includes support activities for agriculture, forestry, fishing and hunting.
(2)	May not add to total due to rounding.
(3)	May not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 70.4% in 2010 to 70.5% in 2019. The fastest growing industry in the services sector has been transportation and warehousing, which grew at an average annual growth rate of 3.3% between 2010 and 2019, compared to an average annual growth rate of 2.3% for total service sector real GDP at basic prices (2012 constant dollars). The goods-producing sector constituted 29.5% of real GDP at basic prices in 2019, down from 29.6% in 2010. A decrease was most evident in forestry, fishing and hunting, with its share decreasing from 0.3% in 2010 to 0.2% in 2019, as the forestry industry faced competitive pressures arising from U.S. imposed tariffs on softwood lumber in 2019.

Real GDP at market prices grew by 0.7% in 2015, 1.0% in 2016, 3.0% in 2017, 2.4% in 2018 and 1.9% in 2019. The rebound since mid-2016 has been supported by stronger household consumption and investment. The COVID-19 pandemic began disrupting global economic activity in 2020, causing a severe reduction in economic activity. Canada’s real GDP registered a year-over-year decline of 0.3% in the first quarter of 2020, followed by a decline of 12.5% and 5.2% in the second and third quarters of 2020, respectively.

Manufacturing was the largest goods-producing industry in Canada by GDP in 2019. Manufacturing output increased by 0.7% in 2015. While in 2016 output fell by 0.2%, it rose again by 2.2% and 3.2%, in 2017 and 2018, respectively. Growth in manufacturing output from 2015 to 2019 was the highest in machinery manufacturing (a 15.8% increase), non-metallic mineral product manufacturing (a 13.3% increase) and chemical manufacturing (a 12.1% increase) sectors. In 2020, the year-over-year growth in manufacturing output decreased by 4.7%, 20.9% and 5.0% in the first, second and third quarter, respectively.

Mining and oil and gas extraction was the second largest goods-producing industry by GDP in 2019. Output from mining and oil and gas extraction declined by 2.0% and 0.6% in 2015 and 2016, respectively. In 2017, output from mining and oil and gas extraction rose 9.7%, followed by an increase of 6.8% in 2018, followed by a decline of 0.5% in 2019 due to cuts in production and investment. Over the 2015-2019 period, the sector’s real GDP increased by 15.9%, as oil and gas, which makes up almost 70% of the sector, increased by 19.3%. Support activities for mining and oil and gas extraction increased by 7.4% while mining and quarrying activities decreased by 3.1% over the 2015-2019 period. In 2020, year-over-year output growth in the mining and oil and gas extraction sector increased 0.5% in the first quarter, followed by a decrease of 18.1% and 16.6% in the second and third quarter, respectively.

The construction sector was the third largest goods-producing sector in Canada in 2019. Construction output fell by 1.9% and 4.4% in 2015 and 2016, respectively. Construction output then gained 3.4% in 2017 and 2.1% in 2018 but declined by 0.2% in 2019. Construction growth from 2015 to 2019 was led by non-residential building construction, residential building construction and repair construction, which increased by 9.4%, 5.9% and 5.4%, respectively. Engineering and other construction activities fell 1.5% over the same period. Overall construction output increased on a year-over-year basis by 2.7% in the first quarter of 2020 but decreased 10.3% and 3.8% in the second and third quarter, respectively.

Although the share of agricultural output2 in total real GDP was only 1.8% in 2019, agriculture is a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 27.6 tonnes in 2015, 32.1 million tonnes in 2016, 30.4 million tonnes in 2017, 32.4 million tonnes in 2018 and 32.7 million tonnes in 2019. Statistics Canada estimates wheat production will be 35.7 million tonnes in 2020.

[2]	Agriculture includes support activities for agriculture and forestry, fishing and hunting.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $2.3 trillion in 2019. After edging down 0.2% in 2015, nominal GDP returned to growth of 1.8% in 2016, 5.7% in 2017 and 4.2% in 2018 and 3.6% in 2019. On a year-over-year basis, nominal GDP increased by 0.4% in the first quarter, but declined by 13.2% and 3.7% in the second and third quarters of 2020, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(millions of dollars)
Income
Compensation of employees	1,145,879	1,169,048	1,176,732	1,126,948	1,069,956	1,026,483	1,026,846
Gross operating surplus	576,952	604,903	606,115	593,352	571,830	526,024	505,167
Gross mixed income	278,324	269,657	271,871	260,461	252,569	244,403	235,365
Taxes less subsidies and residual error	171,409	256,172	255,994	250,407	246,286	228,625	223,063

Gross Domestic Income	2,172,564	2,299,780	2,310,712	2,231,168	2,140,641	2,025,535	1,990,441

Expenditure
Final consumption expenditure	1,740,077	1,807,319	1,816,232	1,755,173	1,684,247	1,610,954	1,566,215
Household final consumption	1,214,537	1,293,480	1,299,307	1,259,088	1,209,153	1,153,668	1,122,079
Government final consumption	491,600	478,652	481,525	462,371	443,184	426,335	415,561
Non-profit institution final consumption	33,940	35,187	35,400	33,714	31,910	30,951	28,575
Gross fixed capital formation	497,871	513,340	514,911	503,355	485,847	461,262	474,732
Business gross fixed capital formation	403,927	420,400	421,696	412,276	400,453	382,196	395,432
Residential structures	176,025	166,589	168,597	165,942	165,542	154,961	143,946
Non-residential structures and machinery and equipment	187,924	212,161	211,218	204,585	194,974	190,851	214,697
Intellectual property product	39,977	41,649	41,881	41,749	39,937	36,384	36,789
Government gross fixed capital formation	91,661	90,623	90,885	88,722	83,074	76,854	76,344
Non-profit institution gross fixed capital formation	2,283	2,317	2,330	2,357	2,320	2,212	2,956
Investment in inventories	-25,863	18,172	16,284	14,283	18,284	-228	-577
Exports (goods and services)	628,897	739,887	737,500	721,679	673,326	638,095	633,955
Imports (goods and services)	668,473	778,561	774,372	763,874	720,254	685,868	683,019
Residual error and estimate	55	-376	157	552	-809	1,320	-865

Gross Domestic Expenditure	2,172,564	2,299,780	2,310,712	2,231,168	2,140,641	2,025,535	1,990,441

Gross Domestic Expenditure in Chained 2012 Dollars	1,972,472	2,098,368	2,102,304	2,063,887	2,014,933	1,955,488	1,936,100

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments and Main Risks to the Economy4

Real GDP grew by 0.7% in 2015, 1.0% in 2016, 3.0% in 2017, 2.4% in 2018 and 1.9% in 2019. The rebound between mid-2016 and 2019 was supported by stronger consumption and investment. Canada’s real GDP registered year-over-year declines of 0.3%, 12.5% and 5.2% in the first three quarters of 2020, respectively.

Real household spending rose 2.3% in 2015, 1.9% in 2016, 3.8% in 2017, 2.5% in 2018 and 1.6% in 2019. Year-over-year growth in household spending fell 1.4%, 15.0% and 4.5% in the first three quarters of 2020, respectively.

Household savings as a percentage of personal disposable income was 4.5% in 2015, 2.0% in 2016 and 2017, 0.8% in 2018 and 1.4% in 2019. The household saving rates were respectively 5.9%, 27.5% and 14.6% (annual rates) in the first three quarters of 2020.

Real non-residential structures, machinery and equipment investment fell by 11.3% and 12.3% in 2015 and 2016, respectively. Real non-residential structures, machinery and equipment investment then returned to growth of 1.9% in 2017, 3.1% in 2018 and 1.1% in 2019. On a year-over-year basis, non-residential structures, machinery and equipment investment decreased 3.9%, 18.9% and 14.8% in the first three quarters of 2020, respectively. Real intellectual property products investment contracted 11.5% and 1.7% in 2015 and 2016, respectively. In 2017 and 2018, real intellectual property products investment rose 8.8% and 5.2%, respectively, before declining 1.9% in 2019. On a year-over-year basis, intellectual property products investment decreased 1.1%, 9.7% and 4.4% in the first three quarters of 2020.

Housing starts were 195.5 thousand units in 2015, 197.9 thousand units in 2016, 219.8 thousand units in 2017, 212.8 thousand units in 2018 and 208.7 thousand units in 2019. Over the first three quarters of 2020, housing starts averaged an annual level of 212.5 thousand units.

Real government final consumption grew 1.4% in 2015, 1.8% in 2016, 2.1% in 2017, 2.9% in 2018 and 2.0% in 2019. The year-over-year growth in government spending on goods and services grew 1.0% in the first quarter of 2020. Growth however decreased 2.7% in the second quarter and remained unchanged at 0.0% in the third quarter of 2020.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was a deficit of $49.1 billion in 2015. The deficit then decreased slightly over the next four years, to $47.8 billion in 2016, $46.9 billion in 2017, $42.2 billion in 2018 and $36.9 billion in 2019. In the first three quarters of 2020, the average trade deficit in goods and services was $48.9 billion at annual rates.

The COVID-19 pandemic has brought about the deepest and fastest recession, globally, since the Great Depression. While many advance economies saw strong rebounds in economic activity over the summer months, the Canadian economic outlook remains uncertain. Globally, weak demand for crude oil exports continue to weigh on global oil prices and Canadian production and oil workers, while prospects for global oil demand remain uncertain due to travel restrictions and remote working. Domestically, the recovery has been uneven and partial, as certain sectors remain disproportionately affected by public health restrictions and weaker demand due to COVID-19 – including hotels, travel, entertainment and restaurants. Extraordinary measures taken by the Government of Canada continue to support households and businesses facing hardship, providing income support and access to credit. Nonetheless, high levels of indebtedness among households and businesses pose a key downside risk to the economy.

The Government of Canada is monitoring the ongoing litigation between the State of Michigan and Enbridge, which poses a risk of shutting down the Enbridge Line 5 pipeline. The Enbridge Line 5 pipeline (“Line 5”) transports to Canada up to 540,000 barrels per day of light crude oil, light synthetic crude, and natural gas liquids, which are refined into propane and other energy products. A shutdown of Line 5 would force refineries in Canada to seek to put in place contingency measures, which could include sourcing raw materials by marine, rail and road transportation. These contingency measures would likely lead to a broad-based increase in the costs of refined oil and energy products. Efficient, low-cost energy production, and the pipeline systems that safely transport energy, are important drivers of the Canadian economy.

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2012 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator declined by 0.8% in 2015, increased 0.7% in 2016, 2.6% in 2017, 1.8% in 2018 and 1.7% in 2019. The year-over-year change in the implicit price deflator grew 0.7% in the first quarter of 2020, declined 0.9% in the second quarter and rose 1.5% in the third quarter of 2020.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1% to 3% target range. Total CPI rose 1.1% in 2015, 1.4% in 2016, 1.6% in 2017, 2.3% in 2018 and 1.9% in 2019. On a year-over-year basis, total CPI increased 1.8% in the first quarter of 2020, remained unchanged in the second quarter, and increased 0.3% in the third quarter of 20205.

PRICE DEVELOPMENTS

	GDP Implicit Price Index (1)	Consumer Price Index						Industrial Product Price Index
For the years ended December 31,		Total	Food	Total excluding Food	Energy	Total excluding Food and Energy	Shelter
	(annual percentage changes)
2015	-0.8	1.1	3.7	0.6	-9.6	1.8	1.3	-0.8
2016	0.7	1.4	1.5	1.4	-3.0	1.9	1.6	-0.2
2017	2.6	1.6	0.1	1.9	5.3	1.6	1.8	3.1
2018	1.8	2.3	1.8	2.3	6.7	1.9	1.8	3.9
2019	1.7	1.9	3.4	1.7	-2.2	2.0	2.5	-0.1

2019Q4	3.3	2.1	3.4	1.9	1.2	1.9	2.6	-0.4
2020Q1	0.7	1.8	2.6	1.6	-0.4	1.8	2.2	-0.9
2020Q2	-0.9	0.0	3.0	-0.5	-17.3	1.0	1.3	-4.8
2020Q3	1.5	0.3	1.9	0.0	-6.8	0.6	1.6	-2.2

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

[5]	Year-over-year growth rates for CPI are not based on seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Quebec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2015	19,121	17,794	6.9	1,227	1,101	10.2	4,369	4,035	7.6
2016	19,270	17,912	7.1	1,220	1,096	10.2	4,370	4,057	7.2
2017	19,530	18,281	6.4	1,216	1,095	9.9	4,428	4,159	6.1
2018	19,732	18,568	5.9	1,224	1,110	9.3	4,467	4,222	5.5
2019	20,140	18,986	5.7	1,237	1,129	8.7	4,541	4,308	5.1
2020	19,897	17,999	9.5	1,213	1,082	10.8	4,498	4,100	8.9

2020Q1	20,069	18,790	6.4	1,230	1,120	9.0	4,527	4,261	5.9
2020Q2	19,166	16,657	13.1	1,168	1,008	13.6	4,379	3,768	13.9
2020Q3	20,101	18,069	10.1	1,215	1,081	11.0	4,548	4,158	8.6
2020Q4	20,285	18,502	8.8	1,241	1,119	9.8	4,537	4,209	7.2

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2015	7,343	6,845	6.8	3,655	3,442	5.8	2,527	2,371	6.2
2016	7,409	6,921	6.6	3,659	3,384	7.5	2,612	2,454	6.1
2017	7,507	7,053	6.0	3,686	3,420	7.2	2,694	2,554	5.2
2018	7,609	7,173	5.7	3,713	3,473	6.5	2,719	2,590	4.7
2019	7,816	7,377	5.6	3,748	3,506	6.5	2,798	2,666	4.7
2020	7,766	7,022	9.6	3,685	3,305	10.3	2,735	2,491	8.9

2020Q1	7,901	7,361	6.8	3,784	3,451	8.8	2,752	2,597	5.6
2020Q2	7,469	6,497	13.0	3,621	3,084	14.8	2,637	2,300	12.8
2020Q3	7,906	7,020	11.2	3,773	3,324	11.9	2,768	2,486	10.2
2020Q4	8,042	7,226	10.2	3,778	3,362	11.0	2,796	2,586	7.5

Source: Statistics Canada, The Labour Force Survey.

(1)	Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonnally adjusted data.
(2)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

Employment increased by 0.7% in 2015, 0.7% in 2016, 2.1% in 2017, 1.6% in 2018 and 2.2% in 2019. In 2020, employment declined 5.2%. Meanwhile, the labor force increased by 0.6% in 2015, 0.8% in 2016, 1.3% in 2017, 1.0% in 2018 and 2.1% in 2019. In 2020, the labor force declined 1.2%. The unemployment rate was 6.9% in 2015, and 7.1% in 2016, then declined to 6.4% in 2017, 5.9% in 2018 and 5.7% in 2019. In 2020, the unemployment rate increased to 9.5%. All provinces saw significant decreases in unemployment rates between 2016 and 2019. However, regional differences do exist; the unemployment rate in the Atlantic Provinces (currently 10.8%) has been consistently higher than the national average since 2014. In addition, the unemployment rate in the Prairie Provinces was relatively low in 2013 and 2014, but rose considerably during the oil price shock in 2015 and 2016, and remains above the national average in 2020.

Employment in the service sector accounts for 79.1% of total employment, same as in 2019. Within the service sector, the largest employment subsectors are health care and social assistance, and retail trade. Employment in the goods sector, which makes up 20.9% of Canadian employment, is led by the manufacturing and construction subsectors. The subsector that grew the most in terms of employment share from 2016 to 2020 was professional, scientific and technical services, while accommodation and food services contracted the most in terms of employment share.

SHARE OF TOTAL EMPLOYMENT BY SECTOR

(in percentages)

	For the years ended December 31,
	2020	2019	2018	2017	2016
Total, all industries	100.0	100.0	100.0	100.0	100.0
Goods-producing sector	20.9	20.9	21.3	21.2	21.4
Agriculture	1.6	1.5	1.5	1.6	1.6
Forestry and logging with support activities	0.3	0.3	0.3	0.3	0.3
Fishing, hunting and trapping	0.1	0.1	0.1	0.1	0.1
Mining, quarrying, and oil and gas extraction	1.3	1.4	1.5	1.4	1.5
Utilities	0.8	0.7	0.8	0.7	0.8
Construction	7.6	7.7	7.8	7.7	7.7
Manufacturing	9.3	9.2	9.4	9.5	9.5
Services-producing sector	79.1	79.1	78.7	78.8	78.6
Wholesale trade	3.4	3.3	3.5	3.6	3.7
Retail trade	11.5	11.6	11.5	11.7	11.5
Transportation and warehousing	5.3	5.5	5.3	5.1	5.0
Finance, insurance, real estate and leasing	6.9	6.3	6.3	6.4	6.2
Professional, scientific and technical services	8.5	8.1	7.8	7.8	7.7
Business, building and other support services	3.9	4.0	4.1	4.1	4.2
Educational services	7.4	7.2	7.1	6.9	7.0
Health care and social assistance	13.5	13.1	12.9	12.9	13.0
Information, culture and recreation	3.8	4.0	4.1	4.2	4.3
Accommodation and food services	5.2	6.4	6.6	6.6	6.6
Other services	4.1	4.3	4.3	4.2	4.3
Public administration	5.5	5.3	5.1	5.2	5.1

Source:	Statistics Canada, The Labour Force Survey.

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels, and is the only G7 country to have concluded trade agreements with all other G7 countries. At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations as well as ongoing discussions related to potential WTO reform initiatives, including through the Ottawa Group. At the regional level, the Canada-United States-Mexico Agreement (“CUSMA”) entered into force between Canada, the U.S. and Mexico on July 1, 2020. The CUSMA preserves the essential benefits of the NAFTA, including existing tariff commitments, and incorporates new and updated provisions that seek to address 21st century trade issues. Additionally, it preserves the use of binational panels to resolve disputes on countervailing and anti-dumping duty matters. However, under the CUSMA, the investor-state-dispute settlement (“ISDS”) mechanism (a mechanism that allows for a foreign investor from one party to file a claim against the host party when their investment has been affected in a manner that violates the protections under the agreement) does not apply between Canada and the U.S., and the current ISDS mechanism will be eliminated after a three-year transition period. Canada will continue to have an ISDS mechanism with Mexico via the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”). Separate side letters to the CUSMA, which took effect on November 30, 2018, limit the ability of the United States to impose tariffs on automobiles and auto parts from Canada and Mexico under Section 232 of the Trade Expansion Act of 1962. To ensure the Agreement remains relevant, effective and beneficial for North America there will be a review period every six years. After each review, the parties can agree to extend the Agreement for another 16 years from the date of that review. To further ensure predictable North American trade, Canada and the United States reached an agreement on May 17, 2019, to eliminate all tariffs the United States imposed under Section 232 on Canadian imports of steel and aluminum, and all countermeasures Canada imposed in response to the Section 232 action taken by the United States.

The CPTPP is a free trade agreement among Canada and Australia, Brunei, Chile, Japan, Malaysia, Mexico, New Zealand, Peru, Singapore and Vietnam, which entered into force on December 30, 2018. Canada was among the first six countries to ratify the agreement, along with Australia, Japan, Mexico, New Zealand, and Singapore. On January 14, 2019, the CPTPP also became effective with respect to Vietnam. As a result, Canada now benefits from expanded preferential market access to CPTPP countries that have ratified the agreement.

At the bilateral level, Canada has implemented bilateral free trade agreements with the following countries: Chile, Columbia, Costa Rica, Honduras, Israel, Jordan, Korea, Panama, Peru, Ukraine, and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In addition, provisional application of the Comprehensive Economic and Trade Agreement (“CETA”) between Canada and the European Union, with its Member States, began in September 2017. The CETA will enter definitively into force once all Member States of the EU ratify the text according to their respective domestic constitutional requirements. However, the UK will cease to be a party to the CETA as of the end of December 31, 2020; the recently-concluded Canada-UK Trade Continuity Agreement would substantively replicate the CETA on a bilateral basis, with implementation work underway in both countries.

Canada is also committed to expanding and diversifying trade with large, fast-growing markets and regional groupings, such as the Pacific Alliance (Chile, Colombia, Mexico and Peru), the Mercosur trade bloc (Argentina, Brazil, Paraguay and Uruguay), and the 10 countries of the Association of Southeast Asian Nations (Brunei, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, Vietnam).

Merchandise and Service Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	( in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	32,658	29,113	37,989	39,735	38,913	38,311	38,476
Energy products	53,638	85,925	114,065	111,109	96,809	74,139	85,218
Metal ores & non-metallic minerals	15,415	16,215	20,865	19,259	16,082	13,930	16,785
Metal & non-metallic mineral products	47,738	48,010	65,296	64,568	61,632	55,519	56,057
Basic & industrial chemical, plastic & rubber products	22,184	25,631	34,212	35,006	32,774	31,110	32,702
Forestry products & building & packaging materials	30,278	32,264	42,377	47,197	43,777	42,123	39,919
Industrial machinery, equipment & parts	26,181	31,244	41,309	39,354	37,081	35,195	36,007
Electronic & electrical equipment & parts	19,599	22,661	30,011	29,404	28,396	28,203	27,586
Motor vehicles & parts	53,379	70,654	93,130	90,429	93,161	98,449	88,762
Aircraft & other transportation equipment & parts	17,215	20,515	28,043	25,742	22,756	23,594	25,359
Consumer goods	52,886	52,915	70,705	66,554	62,913	66,182	62,709
Other (2)	12,366	12,985	17,262	16,842	15,969	15,546	14,469

Total Exports (3)	383,536	448,132	595,263	585,199	550,262	522,301	524,046

Value of Imports
Farm, fishing & intermediate food products	15,984	15,958	21,227	20,299	19,444	19,134	18,447
Energy products	17,618	27,649	37,420	38,101	33,385	28,236	32,280
Metal ores & non-metallic minerals	12,233	10,787	14,176	14,372	12,377	10,028	9,279
Metal & non-metallic mineral products	35,898	29,705	39,576	41,457	40,901	41,591	43,727
Basic & industrial chemical, plastic & rubber products	30,832	33,889	44,972	47,323	43,090	39,677	40,274
Forestry products & building & packaging materials	19,010	20,314	26,894	26,873	25,464	24,529	24,746
Industrial machinery, equipment & parts	44,275	52,745	69,388	68,190	62,798	61,050	62,688
Electronic & electrical equipment & parts	49,418	54,229	72,155	71,311	67,627	64,509	64,792
Motor vehicles & parts	60,775	87,627	115,046	113,830	113,410	107,955	101,296
Aircraft & other transportation equipment & parts	15,039	20,517	26,417	23,849	20,899	19,238	21,839
Consumer goods	92,109	94,401	125,424	121,410	115,709	112,881	111,048
Other (2)	15,041	15,849	21,013	20,316	19,301	18,521	18,267

Total Imports (3)	408,231	463,669	613,706	607,330	574,406	547,349	548,682

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the world’s leading trading nations. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of Canada’s exports. In 2019, energy products accounted for 19.2% of Canada’s merchandise exports, followed by both motor vehicles and parts at 15.6% and consumer goods at 11.9%. Together, these components represented 46.7% of total merchandise exports in 2019.

Canada and the United States are each other’s most important trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2019, trade with the United States accounted for 74.5% of the value of Canada’s merchandise exports and 63.9% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 17.8% of the United States’ exports and 12.8% of its imports in 2019. These shares are little changed on a year-to-date basis up to and including September 2020.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Exports(1)
United States	72.0	74.5	74.5	73.9	74.7	75.2	75.7
Japan	2.5	2.2	2.2	2.3	2.2	2.1	1.9
United Kingdom	3.6	3.3	3.4	2.9	3.4	3.4	3.2
European Union(2)	5.3	4.8	4.9	5.0	4.5	4.6	4.3
Other	16.5	15.2	15.0	15.9	15.1	14.6	14.9

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports(1)
United States	62.6	64.0	63.9	64.4	64.6	65.7	66.3
Japan	1.7	2.0	2.0	2.1	2.4	2.2	2.0
United Kingdom	1.7	1.3	1.4	1.4	1.4	1.4	1.6
European Union(2)	9.1	9.2	9.4	9.1	8.5	8.2	8.1
Other	24.9	23.5	23.3	23.1	23.1	22.5	22.1

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	( 2012 = 100 )
Indices of physical volume
Exports	107.3	118.9	118.6	117.5	114.1	113.2	112.7
Imports	103.1	115.0	114.4	113.5	110.2	105.1	105.3

Indices of prices
Exports	102.6	109.3	109.0	108.0	104.3	99.7	100.7
Imports	111.0	113.2	112.9	112.6	109.9	109.7	109.7
Terms of trade(1)	92.4	96.5	96.5	96.0	94.9	90.9	91.8

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

Over the first three quarters of 2020, the service sector accounted for 18.8% of total exports and 18.6% of total imports (seasonally adjusted). Service exports are mainly comprised of commercial services (70.7%), travel services (16.1%), transportation services (12.0%) and general government services (1.2%). On the import side, commercial services, travel services, transportation services and general government services accounted for 65.2%, 15.0%, 18.6% and 1.1% of total service imports, respectively. In 2019, the United States was Canada’s largest services trading partner, accounting for 53.6% and 54.2% of total service exports and imports, respectively.

The following tables present respectively the shares of total service exports and imports by sector and by country for the periods indicated.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY SECTOR (1)

(in percentages)

	First 3 quarters		For the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Exports
Travel services	16.1	26.9	26.7	26.0	26.4	25.9	23.9
Transportation services	12.0	13.4	13.3	13.3	14.2	14.1	14.3
Commercial services	70.7	58.5	58.7	59.4	58.1	58.7	60.3
General government services	1.2	1.3	1.2	1.3	1.4	1.4	1.4

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
Travel services	15.0	29.1	29.5	28.6	31.0	31.3	32.3
Transportation services	18.6	20.2	20.2	20.3	19.9	19.5	19.7
Commercial services	65.2	49.7	49.4	50.1	48.2	48.3	47.1
General government services	1.1	1.0	1.0	1.0	0.9	0.9	0.9

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices, seasonally adjusted at annual rates. May not add to total due to rounding.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY COUNTRY (1)

(in percentages)

	2019	2018	2017	2016	2015
Exports
United States	53.6	54.7	55.2	55.1	54.9
Japan	1.4	1.3	1.5	1.5	1.8
Europe(2)	13.5	13.9	13.0	14.0	13.5
United Kingdom	5.2	5.3	5.2	5.8	5.7
Others	26.2	24.8	25.1	23.6	24.2

	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
United States	54.2	54.0	54.6	54.8	54.9
Japan	1.9	1.8	1.6	1.8	1.7
Europe(2)	15.6	15.9	15.7	15.5	15.0
United Kingdom	4.9	5.1	5.7	5.4	5.5
Others	23.4	23.2	22.5	22.5	23.0

	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices. May not add to total due to rounding.
(2)

Excludes United Kingdom. Includes Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland, Turkey, and Other Europe in and not in Organisation for Economic Co-operation and Development (OECD).

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	( in millions of dollars )
Current and Capital Account
Current account receipts
Goods and services	466,505	554,268	737,500	721,679	673,325	638,093	633,954
Goods	380,316	449,088	598,167	587,512	550,525	522,301	525,313
Services	97,736	109,745	139,333	134,167	122,800	115,792	108,641
Primary income	86,189	105,180	149,213	135,981	116,567	97,904	92,424
Secondary Income	9,914	10,915	15,285	13,696	11,951	13,248	10,928

Total receipts	574,157	674,929	901,998	871,356	801,843	749,245	737,306

Current account payments
Goods and services	503,202	586,363	774,371	763,875	720,254	685,868	683,020
Goods	409,326	464,712	613,527	607,344	575,024	547,349	549,065
Services	93,867	121,652	160,844	156,532	145,229	138,519	133,956
Primary income	94,100	117,105	157,282	142,794	125,270	110,561	108,733
Secondary income	13,388	13,533	17,730	16,910	16,317	15,370	15,122

Total payments	610,689	717,000	949,383	923,579	861,840	811,799	806,875

Current account balance
Goods and services	-36,697	-32,095	-36,871	-42,196	-46,929	-47,776	-49,066
Goods	-29,010	-15,623	-15,361	-19,832	-24,499	-25,048	-23,751
Services	-7,687	-16,472	-21,510	-22,365	-22,429	-22,728	-25,315
Primary income	3,636	-7,360	-8,069	-6,814	-8,703	-12,656	-16,310
Secondary income	-3,473	-2,618	-2,445	-3,214	-4,366	-2,121	-4,193

Total balance	-36,533	-42,072	-47,385	-52,224	-59,998	-62,553	-69,569

Capital account balance	-48	-89	-89	-76	-76	-91	-106

Financial Account (2)
Net lending/net borrowing, from financial account	-41,824	-47,584	-51,160	-45,315	-57,308	-60,130	-66,240

Net acquisition of financial assets	736	148,362	264,716	169,443	222,974	195,661	211,100
Canadian direct investment abroad	41,741	76,146	101,127	80,790	101,944	89,558	106,456
Canadian portfolio investment	-2,640	11,526	32,960	57,532	84,657	12,885	60,108
Foreign debt securities	5,393	23,384	27,485	50,376	16,028	-7,122	34,745
Foreign equity and investment fund shares	2,751	-11,857	5,475	7,156	68,629	20,006	25,363
Official international reserves	515	-978	-1,716	-2,004	1,053	7,481	10,933
Other Canadian investment	-38,879	61,667	132,345	33,125	35,320	85,737	33,602

Net incurrence of liabilities	42,561	195,946	315,877	214,758	280,282	255,791	277,340
Foreign direct investment in Canada	32,501	49,794	59,914	55,940	32,606	45,215	76,272
Foreign portfolio investment	102,284	36,818	36,165	52,944	181,875	150,160	106,351
Canadian debt securities	128,742	35,317	38,562	27,551	126,244	98,767	94,627
Canadian equity and investment fund shares	-26,460	1,501	-2,397	25,393	55,631	51,393	11,724
Other foreign investment	-92,224	109,335	219,798	105,875	65,801	60,417	94,717

Discrepancy (net errors and omissions)	-5,243	-5,422	-3,687	6,984	2,765	2,514	3,435

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current and capital account data are seasonally adjusted. Financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $48.7 billion (seasonally adjusted, annualized level) in the first three quarters of 2020. Over the last five years, the three main components of the current account have evolved as follows:

(1)

Merchandise trade registered a deficit of $23.8 billion in 2015, $25.0 billion in 2016 and 2017, $19.8 billion in 2018 and $15.4 billion in 2019. In the first three quarters of 2020, merchandise trade showed an average deficit of $38.7 billion (annualized level).

(2)	The service account deficit narrowed from $25.3 billion in 2015 to $21.5 billion in 2019. The services deficit averaged $10.3 billion (annualized level) in the first three quarters of 2020.

(3)	The deficit on primary income narrowed from $16.3 billion in 2015 to $8.1 billion in 2019. The primary income deficit averaged $4.8 billion (annualized level) in the first three quarters of 2020.

Canada registered a net financial account inflow (net borrowing) of $45.3 billion and $51.2 billion in 2018 and 2019, respectively. The net inflow was $55.8 billion in the first three quarters of 2020 (annualized level).

Non-resident net purchases of Canadian securities6 were $106.4 billion in 2015. The amount of Canadian securities purchased by non-residents since has decreased, reaching $36.2 billion in 2019. In the first three quarters of 2020, portfolio investment from abroad increased significantly to $136.4 billion (annualized level). Foreign direct investment was $76.3 billion in 2015, $45.2 billion in 2016, $32.6 billion in 2017, $55.9 billion in 2018 and $59.9 billion in 2019.

Foreign direct investment in 2019 was led by manufacturing, trade and transportation, and other industries. In the first three quarters of 2020, foreign direct investment was $43.3 billion (annualized level).

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

The table below provides a breakdown of foreign direct investment in Canada for the periods indicated.

FOREIGN DIRECT INVESTMENT IN CANADA

	First 3 quarters (1)		For the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in millions of dollars)
All countries	32,225	49,171	63,470	49,552	29,550	47,796	56,057
United States	10,318	27,003	27,659	21,970	16,397	24,744	41,386
All other countries	21,906	22,168	35,811	27,583	13,153	23,052	14,672
All industries	32,225	49,171	63,470	49,552	29,550	47,796	56,057
Energy and mining (2)	-4,699	18,061	20,425	5,651	-4,883	10,800	3,030
Manufacturing	5,736	17,041	19,105	15,791	10,682	4,356	3,482
Trade and transportation (3)	7,903	-856	271	4,408	11,978	11,647	9,230
Finance and Insurance	2,284	4,368	7,510	2,544	4,541	9,183	219
Management of companies and enterprises	10,111	1,780	7,730	5,439	-66	5,088	13,971
Other industries (4)	10,889	8,777	8,428	15,720	7,297	6,724	26,125

Source: Statistics Canada, Canada’s Balance of International Payments.

Totals may not add up due to rounding.

(1)	Year-to-date (not annualized).
(2)	This combines the North American Industry Classification System (NAICS) codes 21 and 22.
(3)	This combines the North American Industry Classification System (NAICS) codes 41, 44, 45, 48 and 49.
(4)	This combines the North American Industry Classification System (NAICS) codes 11, 23, 51, 53, 54, 56, 61, 62, 71, 72, 81 and 91.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The Canadian dollar closed 2019 at an average rate price of 76.99 U.S. cents. From the beginning of 2020 through to December 31, the Canadian dollar average rate price ranged between 68.98 and 78.63 U.S. cents. The Canadian dollar average rate price on December 31, 2020 was 78.54 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2020 through December 31	For the years ended December 31,
		2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
	(in U.S. cents)
High	78.63	76.99	81.38	82.45	80.19	85.62	94.44	101.88	103.71	106.30	100.69	97.55
Low	68.98	73.53	73.30	72.76	68.21	71.41	85.68	93.14	95.76	93.83	92.18	76.53

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At December 31,
	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
	(in millions of U.S. dollars)
Total	90,428	85,297	83,926	86,625	82,718	79,753	74,700	71,937	68,546	65,819	57,151	54,357

Source: Department of Finance.

As of December 31, 2020, Canada’s official international reserves stood at U.S.$90,428 million equivalent. The total was composed of U.S.$49,236 million held in U.S. dollar denominated assets, U.S.$16,059 million equivalent in euro denominated assets, U.S.$6,829 million equivalent in pound sterling assets, U.S.$4,696 million equivalent in yen denominated assets, U.S.$8,886 million in Special Drawing Rights (“SDRs”) and U.S.$4,722 million in the form of the reserve position in the International Monetary Fund (“IMF”).

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$4,210 million of Canada Bills outstanding on December 31, 2020. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of December 31, 2020, there were U.S.$50 million of Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of December 31, 2020, there were Euro 150 million of EMTNs outstanding. As of December 31, 2020, U.S.$9,000 million in foreign currency denominated bonds remained outstanding comprised of three U.S. dollar global bond issues.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), fuel charge proceeds, foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by acts of Parliament and by Orders in Council. The Borrowing Authority Act, which entered into force by order of the Governor in Council on November 23, 2017, provides authorization for the borrowing of money on behalf of Her Majesty in right of Canada, by way of the issue and sale of securities. Such borrowings under the Borrowing Authority Act are not to exceed $1,168 billion; provided that such amount shall exclude any amounts borrowed for the purpose of refinancing existing debt and addressing contingent liabilities or in extraordinary circumstances, including in the event of a natural disaster or to promote the stability or maintain the efficiency of the financial system in Canada. The main sources of borrowing are marketable bonds and treasury bills.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are defined as departments and as Crown corporations in the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting. Enterprise Crown corporations and other government business enterprises are defined as those entities which are not dependent on parliamentary appropriations and whose principal activity and source of revenue is the sale of goods and services to outside parties. The remaining Crown corporations, which rely on the Government for most of their financing, are classified as consolidated Crown corporations.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on an accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s main measure of financial performance is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. In 2019-20, the Government introduced an additional measure of financial performance in its financial reporting framework – the budgetary balance before net actuarial losses. This new measure is intended to enhance financial reporting and decision-making for users by isolating the impacts of re-measurements of public sector pension and other employee and veteran future benefit obligations, which are often significant and can potentially mask underlying events and trends in current government spending. The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, loans, investments and advances and public sector pension assets. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less financial assets.

Fiscal Policy

In 2019-20, the Government posted a budgetary deficit of $39.4 billion, compared to a budgetary deficit of $14.0 billion in 2018-19. The budgetary deficit before net actuarial losses was $28.8 billion in 2019-20, compared to a deficit of $5.6 billion in 2018-19. Federal debt was 31.3% of GDP in fiscal 2019-20, up from 30.8% in the previous year and remaining well below its peak of 66.6% in fiscal 1995-96. Program expenses, excluding net actuarial losses, increased by $23.9 billion, or 7.6%, over the prior year. As a percentage of GDP, program expenses excluding net actuarial losses increased to 14.7% in fiscal 2019-20, up 0.5 percentage points from fiscal 2018-19. As a percentage of GDP, public debt charges were 1.1%, while net actuarial losses were 0.5% of GDP in fiscal 2019-20.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes cash transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance are also reflected in non-budgetary transactions.

There was a total financial requirement of $47.2 billion in 2019-20, compared to a financial requirement of $12.7 billion in 2018-19. The Government financed this financial requirement of $47.2 billion by decreasing its cash balances by $0.4 billion and increasing unmatured debt by $46.8 billion.

Unmatured debt as a percentage of GDP stood at 34.0% in fiscal 2019-20, down 22.2 percentage points from the peak of 56.3% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for 50.2% of Government revenue in fiscal 2019-20 while corporate income taxes accounted for 15.0% of Government revenue.

There are currently five federal income tax brackets for individuals: 15%, 20.5%, 26%, 29% and 33%. For 2020, the taxable income thresholds at which the brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $48,535, 20.5% on taxable income over $48,535 and up to $97,069, 26% on taxable income over $97,069 and up to $150,473, 29% on taxable income over $150,473 and up to $214,368 and 33% on taxable income above $214,368.

The general federal corporate income tax rate in 2020 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 9%, effective January 1, 2019.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (“GST”) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Basic groceries, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco and alcohol products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues, employment insurance premium revenues, fuel charge proceeds and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, net actuarial losses, and transfer payments to other levels of government, organizations and individuals.

Transfer payments, which make up about two-thirds of the government’s total spending include a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. Transfer payments include income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for Indigenous Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit before net actuarial losses, the annual surplus/deficit and the accumulated deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	Year ended March 31[1,2,3]
	2020	2019	2018	2017	2016
Revenues
Tax revenues
Income tax revenues
Personal	167,576	163,881	153,619	143,680	144,897
Corporate	50,060	50,368	47,805	42,216	41,444
Non-resident	9,476	9,370	7,845	7,071	6,505
	227,112	223,619	209,269	192,967	192,846
Other taxes and duties
Goods and services tax	37,386	38,221	36,751	34,368	32,952
Energy taxes	5,683	5,802	5,739	5,634	5,565
Customs import duties	4,853	6,881	5,416	5,478	5,372
Other excise taxes and duties	5,958	6,323	5,913	5,868	5,916
	53,880	57,227	53,819	51,348	49,805

Total tax revenues	280,992	280,846	263,088	244,315	242,651

Employment insurance premiums	22,219	22,295	21,140	22,125	23,070
Fuel charge proceeds	2,655	–	–	–	–
Other revenues
Enterprise Crown corporations and other government business enterprises	5,059	7,101	7,731	5,655	7,916
Net foreign exchange	2,410	1,667	1,473	2,133	2,322
Other	20,796	20,309	17,784	16,640	16,649

Total other revenues	28,265	29,077	26,988	24,428	26,887

Total revenues	334,131	332,218	311,216	290,868	292,608

Expenses
Program expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	56,227	53,366	50,644	48,162	45,461
Major transfer payments to other levels of government
Canada health transfer	40,872	38,568	37,124	36,057	34,025
Canada social transfer	14,585	14,161	13,748	13,348	12,959
Fiscal arrangements	18,030	17,929	17,575	17,145	16,893
Other major transfers	5,688	5,267	2,072	2,102	1,973

	79,175	75,925	70,519	68,652	65,850

Employment insurance	21,750	18,888	19,715	20,711	19,419
Children’s benefits	24,344	23,882	23,432	22,065	18,025
Canada emergency response benefit	4,739	–	–	–	–
Fuel charge proceeds returned	2,636	664	–	–	–
Other transfer payments	54,405	51,753	47,138	41,580	34,874

Total transfer payments	243,276	224,478	211,448	201,170	183,629
Other expenses, excluding net actuarial losses	95,191	90,077	86,488	77,519	79,939

Total program expenses, excluding net actuarial losses	338,467	314,555	297,936	278,689	263,568
Public debt charges	24,447	23,266	21,889	21,232	21,837

Total expenses, excluding net actuarial losses	362,914	337,821	319,825	299,921	285,405

Annual surplus or deficit (–) before net actuarial losses	–28,783	–5,603	–8,609	–9,053	7,203
Net actuarial losses	–10,609	–8,361	–10,352	–9,904	–10,064

Annual surplus or deficit (–)	–39,392	–13,964	–18,961	–18,957	–2,861
Accumulated deficit at beginning of year – as previously reported	–685,450	–671,254	–631,899	–615,986	–612,330
Accounting change and restatement – Public sector pensions	–	–	–19,641	–18,454	–16,580
Other comprehensive income or loss (–)	3,482	–232	–753	1,857	–2,669

Accumulated deficit at end of year	–721,360	–685,450	–671,254	–651,540	–634,440

Source: Public Accounts of Canada 2020 (Volume 1, Table 1.1).

[1]	Certain comparative figures have been reclassified to conform to the current year’s presentation.
[2]

The figures up to 2018 have been restated in the fiscal year 2019 to reflect the change in revenue recognition criteria for consolidated Crown corporations. Other than the 2018 restated figures, the restatements in the prior years have not been audited.

[3]

The figures up to 2017 have been restated in the fiscal year 2018 to reflect the impact of the change in methodology for the determination of the discount rate for unfunded pension benefits. Other than the 2017 restated figures, the restatements in the prior years have not been audited.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations. Loans, investments and advances by the Government resulted in a net financial requirement of $15.1 billion in fiscal 2019-20.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2020, the Government’s liability in respect of pensions net of public sector pension assets, totaled $164.0 billion. This net liability is mostly comprised of the accrued benefit obligation determined as of March 31, 2020, which amounted to $383.2 billion, less pension assets of $181.7 billion and unrecognized actuarial losses of $38.0 billion. In fiscal 2019-20, the net pension liability decreased by $2.4 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Plan is excluded from the Government’s reporting entity because changes to the Plan require the agreement of two thirds of participating provinces and it is therefore not controlled by the Government. The Government administers the Plan under joint control with the provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent Canada Pension Plan Investment Board in a diversified portfolio that includes equities, under generally the same rules that apply to other private and public pension funds. Following federal and provincial approval to enhance the Plan, legislation was enacted in March of 2017 to increase the income replacement rate from one-quarter to one-third of pensionable earnings and increase the amount of maximum pensionable earnings by 14%.

Contributions are paid equally by employers and employees, and self-employed workers pay the full amount. To fund the enhanced benefits, annual Canada Pension Plan contributions will increase modestly over 7 years, starting in 2019, from 9.9% to 11.9% up to the current yearly maximum pensionable earnings limit and 8% on earnings between 100% and 114% of this limit.

As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $415.6 billion at March 31, 2020 ($397.0 billion at March 31, 2019). Of these assets, $149.9 billion was transferred to the Canada Pension Plan Investment Board and $0.3 billion was a direct liability of the Government. The balance of $265.5 billion represents accumulated net income from Canada Pension Plan Investment Board’s operations and net receivables. The Government’s liability to the Canada Pension Plan Account represents the Plan’s deposit with the Receiver General of Canada.

Other Liabilities. The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $5.8 billion at March 31, 2020.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased to $91.5 billion in fiscal 2019-20, up $4.9 billion from fiscal 2018-19.

Other Transactions

This category includes taxes receivable, other accounts receivable, the provincial, territorial and Aboriginal tax collection agreements account, amounts payable to taxpayers and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a financial source of $7.1 billion in fiscal 2019-20, compared to a financial source of $9.9 billion in fiscal 2018-19.

Foreign Exchange Accounts

Foreign exchange accounts include all transactions in international reserves held in the Exchange Fund Account (“EFA”) and balances with the International Monetary Fund. The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, and assets related to Canada’s commitment to the International Monetary Fund. Transactions in foreign exchange accounts resulted in a financial requirement of $5.2 billion in 2019-20, compared to a financial requirement of $2.8 billion in 2018-19.

Subsequent Events

In March 2020, the World Health Organization classified the outbreak of COVID-19 disease as a global pandemic. In response, the government enacted emergency measures to combat the spread of the virus and announced the COVID-19 Economic Response Plan to help stabilize the economy during the pandemic. The impact of the measures for which accounting recognition criteria were met prior to March 31, 2020, are recognized in the government’s 2019-20 consolidated financial statements. Since most of the measures were implemented subsequent to year-end, the government’s 2020-21 consolidated financial statements will be more significantly impacted.

The COVID-19 pandemic led to additional measurement uncertainty in the preparation of the government’s consolidated financial statements given the declining economic situation that prevailed at and after year end. Historical experience related to certain estimates in the consolidated financial statements may not be relevant, or may not be as reliable as before, in predicting future outcomes. This may lead to a greater possibility of a material variance between estimates recognized or disclosed in the consolidated financial statements and the results ultimately realized. Accounting estimates subject to additional measurement uncertainty due to the pandemic include the provisions for accounts receivable; contingent liabilities; public sector pensions and other employee and veteran future benefits; and loans, investments and advances, including those that may result from lending programs of enterprise Crown corporations.

DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

(in millions of dollars)

	Year ended March 31[1],2
	2020	2019	2018	2017	2016
Loans, Investments and Advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	–6,282	592	1,124	720	177
Business Development Bank of Canada	–1,170	–1,765	–1,659	–1,869	–1,266
Farm Credit Canada	–2,791	–1,854	–2,324	–2,246	–747
Canadian Development Investment Corporation	–1,465	–4,790	–	–	–
Other	22	14	–13	–115	–7
	–11,686	–7,803	–2,872	–3,510	–1,843
Investments
Share of annual profit	–3,588	–5,920	–6,959	–4,920	–7,316
Other comprehensive loss or income (–)	–3,482	232	753	–1,857	2,669
Dividends	3,618	6,427	8,058	2,320	4,002
Capital	–1,816	–125	–65	–125	973
Transition adjustment and other	190	–	–	–	–
	–5,078	614	1,787	–4,582	328

Total	–16,764	–7,189	–1,085	–8,092	–1,515
Less:
Loans expected to be repaid from future appropriations	167	204	264	218	221
Unamortized discounts and premiums	8	1	–1	1	5

Total	–16,939	–7,394	–1,348	–8,311	–1,741

Other loans, investments and advances
Portfolio investments	–	–	5	–	5
National governments, including developing countries	432	55	78	–49	22
International organizations	–1,183	–989	–888	–703	–972
Provincial and territorial governments	60	–16	–98	126	693
Other loans, investments and advances	–1,295	–1,242	760	32	–1,352

Total	–1,986	–2,192	–143	–594	–1,604
Less: allowance for valuation	–335	–2,045	874	–856	–1,069

Total	–1,651	–147	–1,017	262	–535

Total loans, investments & advances	–18,590	–7,541	–2,365	–8,049	–2,276

Pensions and Other Future Benefits
Public sector pensions	–2,378	–2,414	–757	505	1,061
Other employee and veteran future benefits	12,516	9,069	11,225	7,887	9,541

Total pensions and other future benefits	10,138	6,655	10,468	8,392	10,602

Other Liabilities
Canada Pension Plan Account	115	131	–74	71	–177
Other liabilities	31	104	55	16	–223

Total other liabilities	146	235	–19	87	–400

Non-Financial Assets
Tangible capital assets	–4,740	–5,107	–4,159	–3,838	–2,491
Inventories	430	78	163	379	29
Prepaid expenses and other	–547	–12	77	–86	96

Total non-financial assets	–4,857	–5,041	–3,919	–3,545	–2,366

Other Transactions
Taxes receivable	6,463	–4,526	–12,521	–4,666	–7,349
Other accounts receivable	–3,530	2,535	–4,064	–177	–7,108
Provincial, Territorial and Aboriginal Tax Agreements Account	–4,710	–351	5,034	–1,942	2,780
Amounts payable related to tax	–5,014	3,324	6,799	1,380	–2,501
Other liabilities	13,849	8,936	9,016	3,386	3,208

Total other transactions	7,058	9,918	4,264	–2,019	–10,970

Foreign Exchange Accounts
International reserves held in the Exchange Fund Account	–4,817	–1,770	1,238	–5,289	–9,418
International Monetary Fund — Subscriptions	–729	198	–755	278	–9,041
International Monetary Fund — Loans	178	229	350	153	75
	–5,368	–1,343	833	–4,858	–18,384
Less: International Monetary Fund
Special drawing rights allocations	–396	107	–409	150	–493
Notes payable	243	1,300	–617	250	–9,370
	–153	1,407	–1,026	400	–9,863

Total foreign exchange accounts	–5,215	–2,750	1,859	–5,258	–8,521

Source: Public Accounts of Canada 2020 (Volume 1, Tables 1.5, 1.6).

[1]

The figures up to 2018 have been restated in the fiscal year 2019 to reflect the change in revenue recognition criteria for consolidated Crown corporations. Other than the 2018 restated figures, the restatements in the prior years have not been audited.

[2]

The figures up to 2017 have been restated in the fiscal year 2018 to reflect the impact of the change in methodology for the determination of the discount rate for unfunded pension benefits. Other than the 2017 restated figures, the restatements in the prior years have not been audited.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Dec. 31, 2020	At March 31,
		2020	2019	2018	2017	2016
	(in millions)
Canadian Currency:
Marketable bonds	$828,777	$596,540	$569,169	$575,796	$535,861	$504,121
Treasury bills	248,900	151,867	134,300	110,700	136,700	138,100
Canada Savings Bonds	176	275	749	1,628	3,266	3,612
Canada Premium Bonds	140	222	487	957	1,267	1,464

Total Canadian currency	1,077,993	748,904	704,706	689,082	677,094	647,297

Foreign Currency:(1)
Canada Bills	5,359	2,160	2,699	2,591	3,521	4,747
Canada Notes	64	704	1,737	1,675	1,729	1,558
Euro Medium-Term Notes	233	409	559	882	878	871
Other marketable bonds(2)	11,456	12,668	11,020	10,926	11,508	15,362

Total foreign currency	17,112	15,941	16,015	16,074	17,636	22,539

Total Unmatured Market Debt	$1,095,104	$764,845	$720,721	$705,156	$694,731	$669,835

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Dec. 31, 2020	At March 31,
		2020	2019	2018	2017	2016
United States Dollar	1.2729	1.4076	1.3362	1.2884	1.3299	1.2987
Euro	1.5550	1.5522	1.4989	1.5853	1.4189	1.4777

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Dec. 31, 2020	At March 31,
		2020	2019	2018	2017	2016
	(in millions)
United States Dollars	9,000	9,000	6,004	6,020	6,520	9,553
Euro	–	–	2,000	2,000	2,000	2,000

Total Canadian currency unmatured market debt was $1,078 billion on December 31, 2020, an increase of $329,088 million from March 31, 2020. The increase resulted from an increase in outstanding marketable bonds and treasury bills.

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2020 to December 31, 2020, the Government issued an aggregate of $288,100 million of marketable bonds in Canadian currency and redeemed $56,259 million (including $1,021 million in repurchased and cancelled bonds), for a net increase of $231,841 million. This was further increased by $395 million for the inflation compensation on Real Return Bonds, which resulted in an overall net increase of $232,236 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2020 to December 31, 2020, the amount of treasury bills outstanding increased by $97,033 million.

In Budget 2017, released on March 22, 2017, the Government announced its decision to discontinue the sales of new Canada Savings Bonds and Canada Premium Bonds. All outstanding bonds will continue to be honoured. In the period April 1, 2020 to December 31, 2020, the amount of unmatured Canada Savings Bonds outstanding decreased by $99 million and the amount of unmatured Canada Premium Bonds outstanding decreased by $82 million.

Total foreign currency unmatured market debt was $17,112 million on December 31, 2020, an increase of $1,171 million from March 31, 2020. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues denominated in U.S. dollars.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of December 31, 2020, $46,610 million of Canadian dollars have been swapped for USD $38,666 million, $18,546 million of Canadian dollars have been swapped for EUR 12,642 million, $8,372 million of Canadian dollars have been swapped for GBP 4,484 million and $5,785 million Canadian dollars have been swapped for JPY 481,950 million. As of December 31, 2020, on a net basis $492 million Canadian dollars have been swapped for USD 371 million through foreign exchange swaps which mature in less than one year.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31
	2020	2019	2018	2017	2016
Marketable bonds(1)	2.19	2.28	2.18	2.25	2.47
Treasury bills	1.39	1.79	1.16	0.54	0.50
Retail debt	0.79	0.71	0.63	0.66	0.67
Canada bills	1.56	2.44	1.61	0.77	0.43
Medium-term notes	0.99	2.23	1.70	1.06	0.67
Total market debt	2.03	2.18	2.01	1.89	2.03

Source: Public Accounts of Canada 2020 (Volume 1, Table 6.8).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at December 31, 2020.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3)
2021	120,100	536
2022	167,658	7,826
2023	118,870	62
2024	66,299	62
2025-2029	204,227	3,850
2030-2034	102,652	—
2035-2039	32,998	—
2040-2044	39,358	—
2045-2049	45,616	—
2050-2054	43,159	—
2055-2059	653	—
2060-2064	5,403	—

Source: Bank of Canada.

(1)	Does not include Canada Bills and excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.2729, EUR 1.00 = CAD 1.5550; the closing rates on December 31, 2020.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by agent enterprise Crown corporations amounted to $309,909 million as at March 31, 2020. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2020.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	15,128	908	660,541	676,578

Liabilities
Liabilities to other than Government
Borrowings	326	0	310,212	310,538
Other	11,353	174	190,377	201,905

	11,679	174	500,589	512,442

Net assets	3,449	734	159,952	164,135

Financial interest of the Government
Obligations to the Government	284	22	109,213	109,519
Net equity of the Government	3,165	713	50,739	54,616

Total financial interest	3,449	734	159,952	164,135

Contingent liabilities	(1)	(1)	3,939	3,939

Source: Public Accounts of Canada 2020 (Volume 1, Tables 4.1, 4.4, 9.3, 9.7).

(1)

Contingent liabilities of consolidated Crown corporations and other entities are included in the Government’s financial statements as follows: claims and pending and threatened litigation - provision accrued: $35.8 million; disclosure only: $19.3 million.

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2020 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees provided by the Government
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises	$309,909
Loan guarantees	15,745
Insurance programs managed by the Government	238,644
Other explicit guarantees	—

Total gross guarantees	564,298
Less: allowance for guarantees	761

Net exposure under guarantees	$563,537

Source: Public Accounts of Canada 2020 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2020.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

(in millions)

	Insurance in force	Net claims(1)	5-year average of net claims paid	Closing balance of Fund
Canada Deposit Insurance Corporation	851,903	—	—	3,480

Canada Mortgage and Housing Corporation:

Mortgage Insurance Fund	425,000	224	301	12,056
Mortgage-Backed Securities Guarantee Fund	494,000	—	—	2,396

Export Development Canada:
Export insurance contracts entered into on its own behalf	26,044	135	166	—

Farm Credit Canada	5,196	9	7	16

Source: Public Accounts of Canada 2020 (Volume 1, Table 11.8).

(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, and securities issued or guaranteed by the Government of the United States of America, of Japan, of the United Kingdom or of a member state of the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. Also, for the purposes of conducting monetary policy or promoting financial stability, if the Governor is of the opinion that there is a severe and unusual stress on a financial market or the financial system, the Bank may buy and sell from or to any person any securities and any other financial instruments, to the extent determined necessary by the Governor. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, as well as any bank, any authorized foreign bank that is not subject to certain restrictions and requirements or any other member of Payments Canada as well as financial market infrastructure. The Bank may pay interest to the Government on deposits held at the Bank and may pay interest to member institutions of Payments Canada on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals, nor does it compete with the chartered banks in the commercial banking field.

The Bank is not required to maintain gold or foreign exchange reserves against its liabilities. The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to any member of Payments Canada. The Bank shall at all times make public the minimum rate at which it is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 50 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Given the LVTS is a closed system, which means that the net overall cash position of the entire system should generally be zero, any participant in the LVTS with a deficit funds position should therefore be aware that there will be at least one participant with an offsetting surplus position, and is therefore a potential counterparty for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus, the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate through a competitive single rate auction with midpoint being the minimum rate if lending funds or maximum rate if borrowing funds. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation. Under this approach, the Bank generally targets a specific level of excess settlement balances in the LVTS (e.g., $250 million). This added liquidity helps reduce transaction costs and other frictions during the end-of-day process and, as a result, lessens the need for participants in deficit positions to take frequent small advances from the Bank. Changing the level of settlement balances is an effective policy tool to reinforce the Bank’s target for the overnight rate. To achieve the targeted level of excess LVTS settlement balances, the Bank adjusts the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances (i.e., Receiver General of Canada auctions).

During times of severe financial system stress, such as the 2008-2009 global financial crisis and the 2020 COVID pandemic, the Bank may adjust its operating framework to reinforce its target rate, accommodate increased market-wide demand for liquidity, and reduce the operational burden on the Bank and LVTS participants. To do so, the Bank may allow settlement balances to reach a higher level than usual (or cease targeting a specific level of settlement balances).

By providing an ample amount of settlement balances during these periods of stress, the overnight rate is less sensitive to the overall level of settlement balances. Because of this, there is less need for intraday liquidity operations or afternoon Receiver General of Canada auctions that the Bank typically uses to achieve its target level of settlement balances.

In such circumstances, the Bank may also narrow its operating band for implementing monetary policy, setting the deposit rate equal to the target for the overnight rate, while maintaining the Bank rate at 25 basis points above the target rate. Along with higher settlement balances, this helps motivate trading in the general collateral overnight market at or close to the deposit rate during the day and supports the Bank’s ability to achieve its overnight rate target.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic or payment system risk. If the Governor of the Bank is of the opinion that a clearing and settlement system could be operated in a manner that poses a systemic risk or payments system risk and the Minister is of the opinion that it is in the public interest to do so, the Governor may designate the clearing and settlement system as a clearing and settlement system that is subject to this Part. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic or payment risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act also gives the Bank powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems. Furthermore, the Payment Clearing and Settlement Act establishes the Bank’s role as the resolution authority for Canadian designated systems. This new role came into force in 2019. The resolution regime’s main objectives are to promote financial stability, maintain the availability of critical financial services and minimize the potential exposure of public funds to a loss. To achieve this, the Bank is developing plans on how to respond to the unlikely failure of a designated system in Canada. The Bank also now has the power to provide the operator of a failing system with temporary liquidity on an uncollateralized basis, and also the power to take temporary control of the system.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (“OSFI”) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate Canadian banks by letters patent. In June 1999, legislation was passed to allow foreign banks to establish branches in Canada. Foreign banks can operate full-service branches or lending branches. As at January 28, 2021, the banking system consisted of 36 domestic banks, 17 foreign bank subsidiaries, 28 full-service foreign bank branches and four foreign bank lending branches. Foreign branches are permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation). Moreover, foreign branches are not subject to the capital requirements of domestic banks; however, they are required to maintain a minimum capital equivalent deposit amount with a domestic federal financial institution.

Financial Sector Initiatives

The Government of Canada is responsible for ensuring the federal financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The five-year sunset clause in the financial institutions statutes, which include the Bank Act, the Insurance Companies Act and the Trust and Loan Companies Act, encourages regular review of the federal financial sector framework to ensure that it continues to meet changing needs of its users. In the most recent review, through 2016 and 2017, the Department of Finance consulted stakeholders regarding initiatives to improve the stability, efficiency and utility of the framework in the context of current trends and emerging risks. Stakeholders indicated that the financial sector legislative framework is functioning well, but called for targeted updates to adapt to innovations and sectoral developments.

In 2018, priority amendments were adopted to implement targeted proposals from the review. These included: providing greater flexibility for financial institutions to undertake and leverage broader fintech activities that enable the delivery of financial services in new and innovative ways; permitting life and health insurance companies to make long-term and predictable investments in infrastructure; providing prudentially regulated deposit-taking institutions, such as credit unions, flexibility to use generic bank terms, subject to disclosure; and renewing the sunset date in the federal financial institutions statutes. A second phase of measures introduced a number of targeted and technical amendments to enhance the stability, efficiency, and utility of the financial sector. A third phase of measures was adopted in 2019 and introduced amendments to provide members of federal credit unions with more options for voting prior to and at annual general meetings.

The Government of Canada continues to work with the governments of British Columbia, Ontario, Saskatchewan, New Brunswick, Nova Scotia, Newfoundland and Labrador, Prince Edward Island, and Yukon to develop the Cooperative Capital Markets Regulatory System that will better protect investors, foster efficiency and innovation, and enhance capacity to identify and manage systemic risk in capital markets, in a manner that fully respects provincial and territorial jurisdiction.

The Government has acted repeatedly since 2008 to protect the financial security of borrowers and increase discipline in mortgage funding markets. Successive rounds of macroprudential policy tightening were implemented to ensure that government-backed programs support safer forms of lending. Notably, in October 2016, the Government required lenders to test a borrower’s ability to make their mortgage payments at a higher interest rate for all insured mortgages. The Government has also prohibited the use of insured mortgages in securitization vehicles not sponsored by the Canada Mortgage and Housing Corporation, and restricted the use of optional portfolio insurance to government-sponsored securitization. In January 2018, OSFI implemented changes to its underwriting guidelines, affecting all mortgages underwritten by Federally Regulated Financial Institutions (“FRFIs”), which include a mortgage rate stress test for uninsured mortgage borrowers. In July 2020, while not required by regulation, CMHC unilaterally tightened its underwriting criteria for transactional and portfolio mortgage insurance by lowering maximum debt service ratios, establishing a higher minimum credit score, and restricting the use of non-traditional sources of down payment that increase indebtedness. OSFI has also adjusted its capital framework for mortgage insurers, increasing requirements and ensuring they are more sensitive to local risks. Evidence to date suggests improvements in the quality of new mortgage loans, including higher average credit scores and lower average loan-to-value at mortgage origination.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2016, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping future inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term. The next review of the inflation-control framework will be in 2021.

The policy instrument the Bank uses to influence monetary conditions is the target overnight rate, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the target overnight rate necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the target overnight rate to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

The necessary efforts to contain the COVID-19 pandemic have caused a sudden and deep contraction in economic activity and employment worldwide. This has driven a flight to safety and a sharp repricing of a wide range of assets. It has also pushed down prices for commodities, especially oil. As a result, in March 2020, the Bank lowered its target for the overnight rate by 150 basis points to its effective lower bound of 25 basis points. In addition, as key financial markets became strained, the Bank established several large-scale asset purchase programs to increase liquidity in core funding markets. The Bank conducted purchases of Government of Canada bonds. Several other programs were introduced such as the Canada Mortgage Bond Purchase Program, the Banker’s Acceptance Purchase Facility and the Provincial Money Market Purchase Program.7

In October 2020, with core markets normalizing and the economy reopening, the Bank scaled back some of the short-term liquidity facilities, and assets have shifted to supporting economic growth. The Bank recalibrated its quantitative easing (“QE”) program to shift purchases towards longer-term bonds, which have more direct influence on the borrowing rates that are most important to households and businesses.

Since mid-March 2020, the Bank’s balance sheet has increased 4.5 times to approximately $560 billion as of the end of January. This expansion has been led by Government of Canada Bond Purchase Program purchases, which are now targeted at at least $4 billion per week. Altogether, these measures will work in combination to ease pressure on Canadian borrowers.

In the January 2021 Monetary Policy Report (“MPR”), the Bank expects that after a decline in real GDP of 5.5% in 2020, the economy will grow by 4% in 2021, almost 5% in 2022, and around 2.5% in 2023. CPI inflation is forecast to rise temporarily to around 2% in the first half of 2021, as the base-year effects of price declines at the pandemic’s outset dissipate. As excess supply is absorbed, inflation is expected to return sustainably to the 2% target in 2023.

In view of the weakness of near-term growth and the protracted nature of the recovery, the Bank stated it will hold the policy interest rate at the effective lower bound until economic slack is absorbed so that the 2% inflation target is sustainably achieved. In the January MPR projection, this does not happen until into 2023. To reinforce this commitment and keep interest rates low across the yield curve, the Bank will continue its QE program until the recovery is well underway.

[7]	For detailed information on the Bank’s actions: COVID-19: Actions to Support the Economy and Financial System

Selected Interest Rates

Membership in International Economic Organizations

As of December 31, 2020, Canada’s paid-up quota in the IMF was SDR 11,023.9 million. On December 31, 2020, one SDR equaled $1.852.

Canada also participates in the New Arrangements to Borrow (the “NAB”), a standing arrangement through which the IMF can borrow financial resources from member countries. As of December 31, 2020, Canada’s NAB commitment was SDR 3,873.7 million, of which SDR 166 million was drawn. The NAB is subject to periodic review and renewal by the IMF’s Board of Governors. Canada’s NAB commitment increased to SDR 7,747.4 million on January 1, 2021, following the coming-into-force of the renewal and doubling of the NAB that was approved by the IMF Executive Board in January 2020.

Alongside a number of G7, G20 and other partner countries, Canada also participates in the bilateral borrowing agreements (“BBAs”), which increase further the financial resources the IMF can borrow from member countries. As part of the 2016 BBAs, Canada extended an SDR 8,200 million time-bound precautionary credit line to the IMF that was in effect from 2017 to 2020, and was not drawn upon. A successor BBA took effect on January 1, 2021 in the amount of 3,532 million, reflecting the lower new BBAs to offset the increase in the NAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2020
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development	$8,499.3	$619.5
International Finance Corporation	620.2	620.2
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	7,907.6	395.5
Inter-American Development Bank	7,025.6	241.7
Caribbean Development Bank	156.9	34.4
African Development Bank	4,755.1	264.2
European Bank for Reconstruction and Development	1,251.0	260.9
Asian Infrastructure Investment Bank	995.4	199.1

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions. Where applicable, subscription amounts were converted to U.S. dollar amounts using closing exchange rates as of December 31, 2020.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

CLAIMS AND OTHER

Contingent liabilities arise in the normal course of operations and their ultimate disposition is unknown. Contingent liabilities are potential liabilities, which may become actual liabilities when one or more future events not wholly within the Government’s control occur or fail to occur. The following table presents the different components of the Government’s provision for contingent liabilities as at March 31, 2020.

2020 (in millions)
Claims
Pending and threatened litigation and other claims	6,653
Specific claims	10,788
Comprehensive land claims	6,726
Provision for guarantees provided by the Government	761

Total provision recorded	24,928

Source: Public Accounts of Canada 2020 (Volume 1, Section 2).

Claims

The Government’s estimated provision for claims is determined using relevant historical experience, facts and circumstances. In situations where the estimate of loss is based on a range of amounts, the amount accrued within the range is the Government’s best estimate of the potential loss, which may be at an amount lesser than the maximum of the range. Significant exposure to a liability could exist in excess of what has been accrued. As of March 31, 2020, claims for which the outcome was not determinable and for which an amount had not been accrued were estimated at approximately $4,648 million ($8,528 million in 2019).

Pending and threatened litigation and other claims: There are thousands of pending and threatened litigation cases as well as claims outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not known in all cases. As a result, provisions are recorded based on the Government’s best estimate of the potential loss. As of December 16, 2020, the Government was not aware of any individual material litigation or claims, pending or threatened, against it at that time. However, there are thousands of pending and threatened litigation cases as well as claims outstanding against the Government that, in the aggregate, are material.

Specific claims: Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The past grievances may be proceeding via the legal system or via the specific claims program. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2020, there were 593 (567 in 2019) specific claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims and includes an estimate for claims which have been filed but not yet assessed.

Comprehensive land claims: Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2020, there were 84 (74 in 2019) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims.

Other

Assessed taxes under appeal: Contingent liabilities include previously assessed federal taxes where amounts are being appealed to the Tax Court of Canada, the Federal Court of Canada, or the Supreme Court of Canada. As of March 31, 2020, $4,373 million ($4,467 million in 2019) was being appealed to the courts. The Government has recorded, in the amounts payable related to tax or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of appeals that are considered likely to be lost and that can be reasonably estimated. As of December 16, 2020, the Government was not aware of any individual appeals that were material. However, there are thousands of appeals that, in the aggregate, are material.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon%	Issue date(s)	Series	Outstanding at December 31, 2020
2021 — Feb. 1	2.25	2018: Nov. 9, Nov. 23, Dec. 14; 2019: Jan. 14	J629	11,416,364,000
2021 — Mar. 1	0.75	2015: Oct. 19, Nov. 9; 2016: Jan. 18, Feb. 22; 2017: Oct. 20, Nov. 17; 2018: Jan. 26, Mar. 16	F254	24,426,363,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — May 1	1.75	2019: Feb. 11, Mar. 1, Mar. 25, Apr. 12	J884	10,766,561,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 12; 2011: Feb. 7, May 9	ZJ69	11,175,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Aug. 1	1.50	2019: May 6, Jun. 7, Jun. 28, Jul. 19	K296	11,967,100,000
2021 — Sep. 1	0.75	2016: Apr. 11, May 16, Jul. 11, Aug. 22; 2018: Apr. 13, Oct. 1	F585	19,064,511,000
2021 — Nov. 1	1.25	2019: Aug. 9, Aug. 30, Sep. 23, Oct. 18	K452	12,000,000,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	8,563,900,500	(2)
2022 — Feb. 1	1.50	2019: Nov. 4, Nov. 22, Dec. 20; 2020: Jan. 10	K601	12,000,000,000
2022 — Mar. 1	0.50	2016: Oct. 11, Nov. 15; 2017: Jan. 24, Feb. 21; 2018: Dec. 24; 2019: Mar. 29	G328	19,000,000,000
2022 — May 1	1.50	2020: Jan. 27, Feb. 14, Mar. 13, Mar. 30, Apr. 13	K866	20,000,000,000
2022 — Jun. 1	2.75	2011: Aug. 2, Oct. 11; 2012: Feb. 6, May 7, Jun. 11	ZU15	12,700,000,000
2022 — Jun. 1	9.25	1991: Dec. 16; 1992: Jan. 3, May 15	A49	206,022,000
2022 — Aug. 1	0.25	2020: May 4, May 25, Jun. 15, Jul. 6, Jul. 24	L286	30,000,000,000
2022 — Sep. 1	1.00	2017: Apr. 10, May 30, Jul. 10, Aug. 28; 2019: May 17, Jun. 14, Aug. 6, Sep. 27	G732	25,200,000,000
2022 — Nov. 1	0.25	2020: Aug. 17, Aug. 24, Aug. 31, Sep. 14, Oct. 2, Oct. 13	L369	37,000,000,000
2023 — Feb. 1	0.25	2020: Oct. 26, Nov. 4, Nov. 18, Dec. 2, Dec. 29	L773	27,000,000,000
2023 — Mar. 1	1.75	2017: Oct. 6, Nov. 10; 2018: Jan. 22, Feb. 16; 2019: Oct. 25, Nov. 15; 2020: Feb. 10, Feb. 28	H490	24,600,000,000
2023 — Jun. 1	1.50	2012: Jul. 30, Oct. 22; 2013: Feb. 4, Apr. 2, May 6	A610	14,200,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000
2023 — Sep. 1	2.00	2018: Apr. 6, May 22, Jul. 9, Aug. 24; 2020: Apr. 20, May 22, Jun. 19, Jul. 10, Aug. 4, Sep. 25	H987	40,500,000,000
2024 — Mar. 1	2.25	2018: Oct. 5, Nov. 16; 2019: Jan. 18, Feb. 15	J546	11,907,680,000
2024 — Apr. 1	0.25	2020: Oct. 16, Oct. 28, Dec. 7	L690	16,000,000,000
2024 — Jun. 1	2.50	2013: Jul. 2, Aug. 19, Oct. 7; 2014: Feb. 10, Apr. 28	B451	13,700,000,000
2024 — Sep. 1	1.50	2019: Apr. 5, May 10, Jul. 5, Aug. 23	J967	16,065,381,000
2025 — Mar. 1	1.25	2019: Oct. 11, Nov 8; 2020: Feb. 3, Feb. 21, Mar. 25	K528	17,300,000,000
2025 — Jun. 1	2.25	2014: Jun. 30, Jul. 28, Oct. 20; 2015: Jan. 27, Apr. 21	D507	13,100,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,133,858,000
2025 — Sep. 1	0.50	2020: Apr. 3, Apr. 14, May 15, Jun. 1, Jun. 29, Jul. 20, Aug. 7, Aug. 21, Sep. 8	K940	47,500,000,000
2026 — Mar. 1	0.25	2020: Oct. 9, Oct. 23, Nov. 12, Dec. 9	L518	18,000,000,000
2026 — Jun. 1	1.50	2015: Jul. 21, Oct. 27; 2016: Jan. 26, Apr. 25, Jun. 27	E679	13,472,000,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	8,218,245,000	(2)
2027 — Jun. 1	1.00	2016: Oct. 31; 2017: Mar. 7, May 1, Jun. 26	F825	14,740,000,000
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	3,620,841,000
2028 — Jun. 1	2.00	2017: Aug. 1, Oct. 30; 2018: Feb. 23, Apr. 27, Jun. 22	H235	13,500,000,000
2029 — Jun. 1	2.25	2018: Jul. 27, Oct. 19; 2019: Jan. 25, Apr. 22	J397	12,300,000,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	10,598,959,000
2030 — Jun. 1	1.25	2019: Jul. 26, Oct. 4; 2020: Jan. 17, Mar. 23, Apr. 1, Apr. 6, May 8, Jun. 22, Jul. 13, Aug. 10, Aug. 28, Sep. 28	K379	44,200,000,000
2030 — Dec. 1	0.50	2020: Oct. 5, Oct. 21, Nov. 16, Dec. 23	L443	20,000,000,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	8,725,810,000	(2)
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	11,988,905,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	7,808,989,500	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	11,730,774,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	13,838,441,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	8,096,651,500	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	9,157,456,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,300,000,000
2047 — Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25, Dec. 15; 2015: Mar. 16, Jun. 8, Sep. 8, Dec. 8; 2016: Mar. 7, Jun. 6, Sep. 19, Dec. 13; 2017: Feb. 13	B949	8,586,270,000	(2)
2048 — Dec. 1	2.75	2014: Jun. 2, Sep. 3, Nov. 17; 2015: Feb. 9, May 25, Aug. 24, Nov. 30; 2016: May 24, Oct. 3, Nov. 28; 2017: Jan. 31, May 23, Aug. 21, Oct. 2	D358	14,900,000,000
2050 — Dec. 1	0.50	2017: Jun. 5, Sep. 15, Dec. 1; 2018: Mar. 5, Jun. 18, Sep. 14, Nov. 30; 2019: Feb. 22, May 24, Sep. 13, Nov. 29; 2020: May 29, Sep. 4	G997	7,722,013,000	(2)
2051 — Dec. 1	2.00	2017: Dec. 22; 2018: Jan. 29, May 25, Aug. 17, Sep. 24, Nov. 2; 2019: Jan. 21, Apr. 29, Aug. 16, Sep. 30, Nov. 18; 2020: Mar. 18, Mar. 27, Apr. 24, Jun. 8, Jul. 27, Aug. 14, Sep. 21	H722	33,816,529,000
2064 — Dec. 1	2.75	2014: May 1, Jul. 15, Nov. 25; 2017: Sep. 1, Nov. 20	C939	4,750,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars:				828,776,725,500

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at December 31, 2020
Various maturity dates from Jan. 7, 2021 to Dec. 9, 2021	0.086 to 1.725	Various issue dates from Jan. 9, 2020 to Dec. 23, 2020	$248,900,000,000

CANADA SAVINGS BONDS(3)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at December 31, 2020
2021 — Nov. 1	0.50	2011 — Nov. 1	S128	$ 105,550,911
2021 — Dec. 1	0.50	2011 — Dec. 1	S129	6,155,680
2021 — Nov. 1	0.50	2017 — Nov. 1	S500	12,977,769
2021 — Nov. 1	0.50	2018 — Nov. 1	S501	21,751,406
2021 — Nov. 1	0.50	2019 — Nov. 1	S502	22,713,977
2021 — Nov. 1	0.50	2020 — Nov. 1	S503	7,166,256

Total				$176,315,999

CANADA PREMIUM BONDS(4)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at December 31, 2020
2021 — Nov. 1	0.80 – 1.40	2011 — Nov. 1	P078	$ 44,777,731
2021 — Dec. 1	0.80 – 1.40	2011 — Dec. 1	P079	21,083,940
2021 — Nov. 1	0.80 – 1.00	2017 — Nov. 1	P550	22,242,773
2021 — Dec. 1	0.80 – 1.00	2017 — Dec. 1	P551	923,593
2021 — Nov. 1	1.10 – 1.30	2018 — Nov. 1	P552	20,957,911
2021 — Dec. 1	1.25 – 1.45	2018 — Dec. 1	P553	1,973,347
2021 — Nov. 1	1.30 – 1.40	2019 — Nov. 1	P554	19,187,141
2021 — Dec. 1	1.30 – 1.40	2019 — Dec. 1	P555	1,135,112
2021 — Nov. 1	0.80	2020 — Nov. 1	P556	6,400,523
2021 — Dec. 1	0.80	2020 — Dec. 1	P557	950,702

Total				$139,632,773

Total Unmatured Market Debt Payable in Canadian Dollars	$1,077,992,674,273

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (5)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at December 31, 2020
Various maturity dates from Jan. 4, 2021 to Aug. 9, 2021	0.06 to 0.30	USD 4,209,856,000	Various issue dates from May 1, 2020 to Dec. 18, 2020	$5,358,725,702

CANADA NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at December 31, 2020
2021 — Aug. 24	3 month LIBOR	USD 50,000,000	2015 — Aug. 24	$63,645,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at December 31, 2020
2021 — Jan. 15	0.15	EUR 150,000,000	2015 — Jan. 15	$233,250,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at December 31, 2020
2022 — Jan. 25	2.625	USD 3,000,000,000	2019 — Jan. 25	$3,818,700,000
2022 — Nov. 15	2.00	USD 3,000,000,000	2017 — Nov. 15	3,818,700,000
2025 — Jan. 22	1.625	USD 3,000,000,000	2020 — Jan. 22	3,818,700,000

Total				$11,456,100,000

Total Unmatured Market Debt Payable in Foreign Currency				$17,111,720,702

Total Unmatured Market Debt				$1,095,104,394,975

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of December 31, 2020), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2021 — Jan. 20	3.1781	$ 74,625,000	Fixed	USD 75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000
Feb. 20	3.3500	99,300,000	Fixed	100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000
Mar. 20	3.3100	97,600,000	Fixed	100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 9	0.76270	97,706,146	3 month LIBOR	76,243,579
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236
2022 — Feb. 6	0.9446	188,295,000	Fixed	150,000,000
Feb. 12	1.0430	125,250,000	Fixed	100,000,000
Feb. 20	1.98960	48,066,474	3 month LIBOR	47,216,576
Mar. 16	0.90400	132,750,000	Fixed	100,000,000
Mar. 20	2.06980	67,549,554	3 month LIBOR	67,414,725
Apr. 20	2.16100	118,258,207	3 month LIBOR	119,392,436
Apr. 20	2.22240	13,045,854	3 month LIBOR	13,144,437
May 20	2.01810	150,480,000	3 month LIBOR	150,000,000
May 20	2.04090	49,715,000	3 month LIBOR	50,000,000
May 20	2.04640	100,200,000	3 month LIBOR	100,000,000
May 20	2.07870	24,737,500	3 month LIBOR	25,000,000
May 20	2.09420	24,762,500	3 month LIBOR	25,000,000
May 20	2.12000	49,265,000	3 month LIBOR	50,000,000
May 20	2.16300	24,905,000	3 month LIBOR	25,000,000
Jun. 10	1.3449	124,140,000	3 month LIBOR	100,000,000
Jun. 11	1.3584	52,649,285	3 month LIBOR	42,631,000
Jun. 16	1.3669	123,150,000	3 month LIBOR	100,000,000
Jun. 20	1.85000	86,606,176	3 month LIBOR	84,551,573
Jun. 20	1.85060	102,290,000	3 month LIBOR	100,000,000
Jun. 20	1.91050	50,150,000	3 month LIBOR	50,000,000
Jun. 20	2.08300	24,622,500	3 month LIBOR	25,000,000
Jun. 20	2.08520	150,084,800	3 month LIBOR	152,000,000
Jun. 20	2.08950	98,720,000	3 month LIBOR	100,000,000
Jul. 10	1.0632	159,819,000	3 month LIBOR	125,250,000
Jul. 20	1.1167	129,300,000	3 month LIBOR	100,000,000
Jul. 20	1.72730	51,300,000	3 month LIBOR	50,000,000
Jul. 20	1.73460	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.74000	51,425,000	3 month LIBOR	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jul. 20	1.77550	$ 77,325,000	3 month LIBOR	USD 75,000,000
Jul. 20	1.78200	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.79420	51,000,000	3 month LIBOR	50,000,000
Jul. 20	1.80000	102,550,000	3 month LIBOR	100,000,000
Jul. 20	1.80300	102,600,000	3 month LIBOR	100,000,000
Aug. 20	1.58000	101,805,000	3 month LIBOR	100,000,000
Aug. 20	1.58950	50,915,000	3 month LIBOR	50,000,000
Aug. 20	1.59990	50,800,000	3 month LIBOR	50,000,000
Aug. 20	1.64840	50,400,000	3 month LIBOR	50,000,000
Aug. 20	1.66000	51,025,000	3 month LIBOR	50,000,000
Aug. 20	1.66700	69,052,452	3 month LIBOR	67,566,000
Aug. 20	1.66700	71,470,000	3 month LIBOR	70,000,000
Aug. 25	0.8909	131,250,000	3 month LIBOR	100,000,000
Sep. 15	1.0770	66,290,000	3 month LIBOR	50,000,000
Sep. 20	1.71520	100,200,000	3 month LIBOR	100,000,000
Sep. 20	1.71640	100,400,000	3 month LIBOR	100,000,000
Sep. 20	1.80800	98,940,000	3 month LIBOR	100,000,000
Sep. 20	1.83510	49,750,000	3 month LIBOR	50,000,000
Sep. 20	1.92480	49,475,000	3 month LIBOR	50,000,000
Sep. 24	1.0867	132,820,000	3 month LIBOR	100,000,000
Oct. 1	0.2444	1,339,400	SOFR	1,000,000
Oct. 16	1.06380	133,714,600	3 month LIBOR	103,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000
2023 — Feb. 20	1.93800	19,832,670	3 month LIBOR	20,100,000
Feb. 20	1.94000	51,027,900	3 month LIBOR	51,700,000
Feb. 20	1.93900	49,400,000	3 month LIBOR	50,000,000
Feb. 20	1.92890	49,680,000	Fixed	50,000,000
Feb. 20	1.93350	99,420,000	Fixed	100,000,000
Feb. 20	1.91400	50,135,000	Fixed	50,000,000
Feb. 20	1.99700	100,900,000	Fixed	100,000,000
Mar. 20	2.03160	50,150,000	Fixed	50,000,000
Mar. 20	2.02700	99,900,000	Fixed	100,000,000
Mar. 20	1.98480	50,150,000	Fixed	50,000,000
Mar. 20	1.98480	100,700,000	Fixed	100,000,000
Mar. 20	1.97830	50,325,000	Fixed	50,000,000
Mar. 20	2.04710	100,420,000	Fixed	100,000,000
Mar. 20	2.04400	150,465,000	Fixed	150,000,000
Mar. 20	2.02500	100,100,000	Fixed	100,000,000
Mar. 20	2.02830	100,100,000	Fixed	100,000,000
Mar. 20	2.03100	100,120,000	Fixed	100,000,000
Mar. 20	2.02000	101,250,000	Fixed	100,000,000
Mar. 20	2.01680	101,200,000	Fixed	100,000,000
Mar. 20	2.04500	101,680,000	Fixed	100,000,000
Apr. 20	1.89700	102,970,000	Fixed	100,000,000
Apr. 20	1.90510	103,030,000	Fixed	100,000,000
Apr. 20	1.95880	102,800,000	Fixed	100,000,000
Apr. 20	1.95380	102,760,000	Fixed	100,000,000
Apr. 20	1.94200	102,600,000	Fixed	100,000,000
Apr. 20	1.94100	102,650,000	Fixed	100,000,000
Apr. 20	1.95070	205,700,000	Fixed	200,000,000
Apr. 20	1.97460	102,650,000	Fixed	100,000,000
Apr. 20	1.97110	205,420,000	Fixed	200,000,000
Apr. 20	1.88460	78,771,000	3 month LIBOR	77,000,000
Apr. 20	1.83980	204,900,000	Fixed	200,000,000
May 3	1.13630	125,100,000	Fixed	100,000,000
May 20	1.71930	114,307,200	3 month LIBOR	112,000,000
May 20	1.71930	89,812,800	3 month LIBOR	88,000,000
May 20	1.69580	101,720,000	3 month LIBOR	100,000,000
Jun. 20	1.93050	103,100,000	3 month LIBOR	100,000,000
Jun. 22	1.4896	121,550,000	3 month LIBOR	100,000,000
Jul. 20	2.17690	102,000,000	3 month LIBOR	100,000,000
Jul. 20	2.19500	101,900,000	3 month LIBOR	100,000,000
Jul. 20	2.16600	101,700,000	3 month LIBOR	100,000,000
Jul. 20	2.15000	102,070,000	3 month LIBOR	100,000,000
Jul. 20	2.28700	207,000,000	3 month LIBOR	200,000,000
Jul. 20	2.28950	103,690,000	3 month LIBOR	100,000,000
Jul. 20	2.49090	48,650,400	3 month LIBOR	46,400,000
Aug. 20	1.1344	130,900,000	3 month LIBOR	100,000,000
Aug. 20	2.49150	105,850,000	3 month LIBOR	100,000,000
Aug. 20	2.47400	130,055,150	3 month LIBOR	123,100,000
Aug. 20	2.42970	104,000,000	3 month LIBOR	100,000,000
Sep. 18	1.3032	38,309,000	3 month LIBOR	29,000,000
Sep. 20	2.55970	205,800,000	3 month LIBOR	200,000,000
Sep. 20	2.51030	104,300,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	2.74130	$ 207,880,000	3 month LIBOR	USD 200,000,000
Oct. 20	2.61040	103,000,000	3 month LIBOR	100,000,000
Oct. 20	2.61040	51,500,000	3 month LIBOR	50,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Dec. 13	1.3323	197,550,000	Fixed	150,000,000
2024 — Jan. 20	2.53160	78,345,000	3 month LIBOR	75,000,000
Jan. 20	2.58780	105,250,000	3 month LIBOR	100,000,000
Jan. 20	2.63700	104,850,000	3 month LIBOR	100,000,000
Jan. 20	2.64000	104,900,000	3 month LIBOR	100,000,000
Feb. 20	2.44240	78,120,000	3 month LIBOR	70,000,000
Feb. 20	2.57680	117,390,000	3 month LIBOR	107,500,000
Feb. 20	2.61220	109,600,000	3 month LIBOR	100,000,000
Mar. 20	2.36450	111,100,000	3 month LIBOR	100,000,000
Mar. 20	2.40440	111,350,000	3 month LIBOR	100,000,000
Apr. 20	2.49320	84,000,000	3 month LIBOR	75,000,000
May 20	2.38680	65,899,650	3 month LIBOR	60,100,000
May 20	2.44830	137,212,500	3 month LIBOR	125,000,000
May 20	2.47500	50,458,500	3 month LIBOR	45,000,000
Jun. 20	2.34430	109,740,000	Fixed	100,000,000
Jun. 20	2.36750	81,757,500	Fixed	75,000,000
Jun. 20	2.40570	109,640,000	Fixed	100,000,000
Aug. 20	2.11200	135,137,500	Fixed	125,000,000
Aug. 20	2.11420	136,813,205	3 month LIBOR	126,550,000
Aug. 20	2.11440	107,360,000	Fixed	100,000,000
Aug. 20	2.14130	107,370,000	3 month LIBOR	100,000,000
Aug. 20	2.21890	107,320,000	Fixed	100,000,000
Aug. 20	2.25360	106,750,000	Fixed	100,000,000
Aug. 20	2.25940	106,730,000	Fixed	100,000,000
Sep. 20	2.07730	109,370,000	3 month LIBOR	100,000,000
Sep. 20	2.08840	109,380,000	3 month LIBOR	100,000,000
Sep. 20	2.10840	109,150,000	3 month LIBOR	100,000,000
Oct. 20	2.08440	54,375,000	3 month LIBOR	50,000,000
Nov. 20	2.02720	111,800,000	3 month LIBOR	100,000,000
Nov. 20	1.95800	112,300,000	3 month LIBOR	100,000,000
Nov. 20	1.88120	113,080,000	Fixed	100,000,000
Nov. 20	1.98340	112,240,000	Fixed	100,000,000
Nov. 20	2.00210	113,040,000	Fixed	100,000,000
Dec. 2	1.90520	113,790,000	3 month LIBOR	100,000,000
Dec. 3	1.85390	113,780,000	3 month LIBOR	100,000,000
Dec. 11	1.87030	114,180,000	3 month LIBOR	100,000,000
Dec. 15	2.01060	13,745,295	3 month LIBOR	12,150,000
2025 — Jan. 16	1.5504	119,390,000	3 month LIBOR	100,000,000
Jan. 20	2.04600	114,150,000	Fixed	100,000,000
Jan. 22	1.4957	121,050,000	3 month LIBOR	100,000,000
Jan. 22	1.6175	59,780,000	Fixed	50,000,000
Jan. 30	1.3553	124,490,000	3 month LIBOR	100,000,000
Feb. 5	1.2298	125,240,000	Fixed	100,000,000
May 11	1.20510	64,925,000	Fixed	50,000,000
May 31	1.23740	258,800,000	Fixed	200,000,000
Jun. 2	1.20030	262,000,000	Fixed	200,000,000
Jun. 3	1.18618	196,275,000	Fixed	150,000,000
Jun. 6	1.17250	196,710,000	Fixed	150,000,000
Jun. 7	1.07010	64,745,000	Fixed	50,000,000
Jun. 13	1.03840	127,300,000	Fixed	100,000,000
Jun. 14	1.02860	127,110,000	Fixed	100,000,000
Jun. 14	1.03916	127,400,000	Fixed	100,000,000
Dec. 8	1.61800	133,730,000	Fixed	100,000,000
Dec. 10	1.54170	271,120,000	Fixed	200,000,000
Dec. 14	1.50160	271,800,000	Fixed	200,000,000
Dec. 17	1.48580	274,800,000	Fixed	200,000,000
Dec. 18	1.52620	275,720,000	Fixed	200,000,000
2026 — Feb. 4	1.15570	140,450,000	Fixed	100,000,000
Mar. 3	1.18280	202,290,000	Fixed	150,000,000
Apr. 18	1.28570	128,420,000	Fixed	100,000,000
Apr. 18	1.30940	128,400,000	Fixed	100,000,000
Apr. 19	1.28480	160,662,500	Fixed	125,000,000
Apr. 21	1.31760	127,180,000	Fixed	100,000,000
Apr. 22	1.31360	633,750,000	Fixed	500,000,000
Jul. 18	1.03600	258,440,000	Fixed	200,000,000
Jul. 18	1.03940	129,310,000	Fixed	100,000,000
Jul. 21	1.08950	195,555,000	Fixed	150,000,000
Aug. 5	1.07810	262,000,000	Fixed	200,000,000
Aug. 11	1.00290	262,340,000	Fixed	200,000,000
Aug. 12	0.99620	260,960,000	Fixed	200,000,000
Aug. 22	1.04870	255,320,000	Fixed	200,000,000
Sep. 1	1.02180	130,620,000	Fixed	100,000,000
Sep. 1	1.02170	156,960,000	Fixed	120,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Sep. 7	1.06050	$ 162,687,500	Fixed	USD 125,000,000
Sep. 19	1.21390	198,045,000	Fixed	150,000,000
Sep. 21	1.19880	131,690,000	Fixed	100,000,000
Sep. 30	0.97050	132,190,000	Fixed	100,000,000
Sep. 30	0.96630	66,290,000	Fixed	50,000,000
Sep. 30	0.95990	132,470,000	Fixed	100,000,000
Oct. 3	0.97690	196,485,000	Fixed	150,000,000
Oct. 4	0.99950	131,250,000	Fixed	100,000,000
Oct. 5	0.99060	164,000,000	Fixed	125,000,000
Oct. 17	1.18900	131,930,000	Fixed	100,000,000
Oct. 24	1.17710	230,982,500	Fixed	175,000,000
Oct. 25	1.13570	99,922,500	Fixed	75,000,000
Oct. 26	1.13800	133,480,000	Fixed	100,000,000
Oct. 26	1.15210	133,870,000	Fixed	100,000,000
Oct. 28	1.16070	133,660,000	Fixed	100,000,000
Nov. 1	1.23170	334,900,000	Fixed	250,000,000
Nov. 2	1.21510	200,955,000	Fixed	150,000,000
Nov. 3	1.24200	267,740,000	Fixed	200,000,000
Nov. 8	1.18440	147,664,000	Fixed	110,000,000
Nov. 8	1.17350	100,822,500	Fixed	75,000,000
Nov. 21	1.52660	201,195,000	Fixed	150,000,000
Nov. 25	1.55800	200,925,000	Fixed	150,000,000
2027 — Jan. 6	1.74140	133,350,000	Fixed	100,000,000
Jan. 9	1.69530	265,720,000	Fixed	200,000,000
Apr. 7	1.60600	133,800,000	Fixed	100,000,000
Apr. 7	1.60600	133,960,000	Fixed	100,000,000
Apr. 7	1.59640	268,000,000	Fixed	200,000,000
Apr. 7	1.59330	134,130,000	Fixed	100,000,000
Apr. 11	1.55040	133,720,000	Fixed	100,000,000
Apr. 21	1.48350	67,350,000	Fixed	50,000,000
Apr. 24	1.50090	134,670,000	Fixed	100,000,000
Apr. 28	1.52590	339,500,000	Fixed	250,000,000
Apr. 28	1.51570	204,000,000	Fixed	150,000,000
May 9	1.5340	137,500,000	Fixed	100,000,000
May 9	1.53290	274,200,000	Fixed	200,000,000
Jun. 5	1.43600	134,990,000	Fixed	100,000,000
Jun. 5	1.43380	134,900,000	Fixed	100,000,000
Jun. 26	1.49080	132,600,000	Fixed	100,000,000
Jun. 26	1.49860	99,165,000	Fixed	75,000,000
2028 — Feb. 26	2.3080	63,570,000	Fixed	50,000,000
Feb. 27	2.2790	126,670,000	Fixed	100,000,000
Feb. 28	2.2200	126,880,000	Fixed	100,000,000
Mar. 6	2.1774	128,900,000	Fixed	100,000,000
Mar. 6	2.1799	128,890,000	Fixed	100,000,000
Mar. 12	2.2198	258,420,000	Fixed	200,000,000
Mar. 13	2.2420	257,280,000	Fixed	200,000,000
Mar. 26	2.1820	129,060,000	Fixed	100,000,000
Apr. 9	2.1858	191,700,000	Fixed	150,000,000
Apr. 10	2.1570	191,250,000	Fixed	150,000,000
Apr. 18	2.2807	188,775,000	Fixed	150,000,000
Apr. 23	2.3155	126,100,000	Fixed	100,000,000
Apr. 27	2.3482	128,800,000	Fixed	100,000,000
Jun. 4	2.2153	64,915,000	Fixed	50,000,000
Jun. 7	2.2416	130,020,000	Fixed	100,000,000
Jun. 8	2.3135	64,575,000	Fixed	50,000,000
Jun. 12	2.3047	64,900,000	Fixed	50,000,000
Jun. 14	2.2945	64,935,000	Fixed	50,000,000
Jun. 22	2.1720	66,575,000	Fixed	50,000,000
Jun. 22	2.1697	133,210,000	Fixed	100,000,000
Jun. 25	2.1213	133,060,000	Fixed	100,000,000
Jun. 25	2.1262	133,040,000	Fixed	100,000,000
Jun. 26	2.1200	66,650,000	Fixed	50,000,000
Jun. 28	2.1010	133,100,000	Fixed	100,000,000
Jun. 28	2.0955	66,500,000	Fixed	50,000,000
Jul. 3	2.1035	132,870,000	Fixed	100,000,000
Jul. 9	2.1297	65,660,000	Fixed	50,000,000
Jul. 10	2.1274	131,000,000	Fixed	100,000,000
Jul. 16	2.1629	197,475,000	Fixed	150,000,000
Jul. 16	2.1561	131,720,000	Fixed	100,000,000
Jul. 16	2.1549	98,752,500	Fixed	75,000,000
Jul. 17	2.1402	65,885,000	Fixed	50,000,000
Jul. 17	2.1310	65,835,000	Fixed	50,000,000
Jul. 17	2.1334	65,830,000	Fixed	50,000,000
Jul. 18	2.1618	131,300,000	Fixed	100,000,000
Jul. 19	2.1017	131,900,000	Fixed	100,000,000
Jul. 20	2.1210	132,260,000	Fixed	100,000,000
Jul. 23	2.1222	66,240,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jul. 24	2.1723	$ 65,645,000	Fixed	USD 50,000,000
Jul. 25	2.2136	131,570,000	Fixed	100,000,000
Jul. 26	2.2344	131,660,000	Fixed	100,000,000
Jul. 26	2.2298	131,460,000	Fixed	100,000,000
Jul. 27	2.2229	65,630,000	Fixed	50,000,000
Jul. 30	2.2773	65,345,000	Fixed	50,000,000
Sep. 25	2.4299	129,200,000	Fixed	100,000,000
Oct. 2	2.42330	129,230,000	Fixed	100,000,000
Oct. 3	2.48300	128,200,000	Fixed	100,000,000
Oct. 5	2.48930	128,260,000	Fixed	100,000,000
Oct. 16	2.48760	260,400,000	Fixed	200,000,000
Oct. 22	2.51600	130,340,000	Fixed	100,000,000
Oct. 22	2.51630	130,350,000	Fixed	100,000,000
Oct. 29	2.44760	130,520,000	Fixed	100,000,000
Oct. 29	2.43550	130,920,000	Fixed	100,000,000
Oct. 30	2.40560	131,510,000	Fixed	100,000,000
Oct. 30	2.40100	131,460,000	Fixed	100,000,000
Oct. 31	2.39760	131,050,000	Fixed	100,000,000
Nov. 1	2.40860	65,660,000	Fixed	50,000,000
Nov. 19	2.37805	132,310,000	Fixed	100,000,000
Dec. 3	2.30050	132,650,000	Fixed	100,000,000
Dec. 3	2.30070	132,700,000	Fixed	100,000,000
Dec. 4	2.27470	133,040,000	Fixed	100,000,000
Dec. 4	2.26650	133,170,000	Fixed	100,000,000
Dec. 4	2.26180	133,040,000	Fixed	100,000,000
Dec. 10	2.05280	134,220,000	Fixed	100,000,000
Dec. 10	2.03550	268,400,000	Fixed	200,000,000
Dec. 11	2.10190	132,960,000	Fixed	100,000,000
Dec. 11	2.10530	132,750,000	Fixed	100,000,000
Dec. 12	2.05570	133,550,000	Fixed	100,000,000
Dec. 18	2.11600	133,880,000	Fixed	100,000,000
Dec. 18	2.11250	133,850,000	Fixed	100,000,000
2029 — Jan. 8	1.89320	134,320,000	Fixed	100,000,000
Jan. 16	1.93840	132,680,000	Fixed	100,000,000
Jan. 22	1.98840	132,950,000	Fixed	100,000,000
Jan. 25	1.96490	133,650,000	Fixed	100,000,000
Feb. 7	1.93640	131,400,000	Fixed	100,000,000
Mar. 13	1.76100	134,190,000	Fixed	100,000,000
Apr. 5	1.70510	133,310,000	Fixed	100,000,000
Apr. 8	1.69880	133,610,000	Fixed	100,000,000
Apr. 10	1.72730	133,230,000	Fixed	100,000,000
Apr. 17	1.79980	133,150,000	Fixed	100,000,000
Apr. 17	1.75810	133,780,000	Fixed	100,000,000
Apr. 18	1.78000	133,720,000	Fixed	100,000,000
Apr. 18	1.78280	133,490,000	Fixed	100,000,000
Apr. 18	1.77920	133,560,000	Fixed	100,000,000
Apr. 24	1.76000	133,860,000	Fixed	100,000,000
Apr. 29	1.67900	135,030,000	Fixed	100,000,000
Apr. 29	1.69380	134,980,000	Fixed	100,000,000
Apr. 30	1.69280	134,920,000	Fixed	100,000,000
May 6	1.71920	134,680,000	Fixed	100,000,000
May 8	1.72130	134,560,000	Fixed	100,000,000
May 8	1.71700	134,470,000	Fixed	100,000,000
May 16	1.68930	134,580,000	Fixed	100,000,000
May 17	1.63650	134,800,000	Fixed	100,000,000
May 22	1.64400	134,910,000	Fixed	100,000,000
May 22	1.67090	134,740,000	Fixed	100,000,000
May 23	1.73500	134,240,000	Fixed	100,000,000
May 23	1.74300	134,120,000	Fixed	100,000,000
May 28	1.67270	134,880,000	Fixed	100,000,000
May 28	1.64800	134,860,000	Fixed	100,000,000
Jul. 17	1.59960	130,250,000	Fixed	100,000,000
Jul. 26	1.45170	131,270,000	Fixed	100,000,000
Oct. 29	1.5009	130,670,000	Fixed	100,000,000
Nov. 22	1.4695	132,240,000	Fixed	100,000,000
Nov. 26	1.4675	132,640,000	Fixed	100,000,000
2030 — Jul. 8	0.5507	135,470,000	Fixed	100,000,000
Jul. 20	0.4983	135,450,000	Fixed	100,000,000
Jul. 24	0.4985	134,330,000	Fixed	100,000,000
Jul. 31	0.4775	133,630,000	Fixed	100,000,000
Aug. 6	0.43851	134,160,000	Fixed	100,000,000
Aug. 7	0.476	132,530,000	Fixed	100,000,000
Aug. 14	0.6126	132,650,000	Fixed	100,000,000
Aug. 18	0.6162	132,470,000	Fixed	100,000,000
Aug. 21	0.5588	131,680,000	Fixed	100,000,000
Aug. 27	0.5938	132,030,000	Fixed	100,000,000
Sep. 3	0.636	130,230,000	Fixed	100,000,000
Sep. 17	0.5609	131,590,000	Fixed	100,000,000
Sep. 25	0.557	133,510,000	Fixed	100,000,000
Oct. 1	0.5463	133,730,000	Fixed	100,000,000
Oct. 8	0.557	132,660,000	Fixed	100,000,000
Oct. 16	0.5815	131,250,000	Fixed	100,000,000
Oct. 22	0.5984	131,840,000	Fixed	100,000,000
Nov. 2	0.6051	133,500,000	Fixed	100,000,000
Nov. 5	0.692	131,150,000	Fixed	100,000,000
Nov. 25	0.6933	130,880,000	Fixed	100,000,000

		$ 46,609,620,606		USD 38,665,789,764

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of December 31, 2020), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2021 — Jan. 8	0.72690	$196,625,000	Fixed	EUR 130,000,000
Jan. 15	0.61670	308,600,000	Fixed	200,000,000
Jan. 20	0.54390	158,300,000	Fixed	100,000,000
Feb. 20	2.31660	146,970,000	Fixed	100,000,000
Apr. 18	0.75580	216,975,000	Fixed	150,000,000
Apr. 26	0.88020	199,262,000	Fixed	140,000,000
May 10	0.71785	199,165,500	Fixed	135,000,000
May 16	0.73240	189,813,000	Fixed	130,000,000
May 19	0.70040	329,310,000	Fixed	225,000,000
May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Sep. 30	0.9691	134,010,000	Fixed	90,000,000
Oct. 15	2.0739	69,275,000	Fixed	50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 15	2.21410	104,550,000	Fixed	75,000,000
Oct. 15	2.22390	34,787,500	Fixed	25,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000
Oct. 20	2.3960	70,880,760	Fixed	50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000
Nov. 20	2.14000	69,775,000	Fixed	50,000,000
Nov. 20	2.24090	70,400,000	Fixed	50,000,000
Nov. 20	2.27080	69,618,275	Fixed	50,000,000
Nov. 20	2.28610	69,800,000	Fixed	50,000,000
Nov. 20	2.29830	105,075,000	Fixed	75,000,000
Nov. 20	2.32660	69,865,000	Fixed	50,000,000
Nov. 20	2.33160	104,700,000	Fixed	75,000,000
Nov. 20	2.36460	70,050,000	Fixed	50,000,000
Nov. 20	2.39230	105,375,000	Fixed	75,000,000
Nov. 20	2.40280	140,800,000	Fixed	100,000,000
Dec. 20	2.20560	139,270,000	Fixed	100,000,000
Dec. 20	2.20800	140,000,000	Fixed	100,000,000
Dec. 20	2.21440	139,800,000	Fixed	100,000,000
Dec. 20	2.43430	140,990,000	Fixed	100,000,000
2022 — Jan. 20	2.02240	67,825,000	Fixed	50,000,000
Feb. 20	2.48200	147,510,000	Fixed	100,000,000
Aug. 21	1.0148	129,915,000	Fixed	90,000,000
Sep. 16	1.0469	134,595,000	Fixed	90,000,000
2023 — Jun. 18	1.4465	138,600,000	Fixed	100,000,000
Sep. 20	2.69480	137,000,000	Fixed	100,000,000
Oct. 20	2.69570	138,800,000	Fixed	100,000,000
Oct. 20	2.81850	68,750,000	Fixed	50,000,000
2024 — May 20	2.37900	114,270,000	Fixed	75,000,000
May 20	2.38450	151,950,000	Fixed	100,000,000
Jul. 20	2.29210	147,100,000	Fixed	100,000,000
Jul. 20	2.29750	110,602,500	Fixed	75,000,000
Aug. 20	2.25000	109,312,500	Fixed	75,000,000
Aug. 28	1.2983	136,170,000	Fixed	90,000,000
Sep. 1	1.2937	134,550,000	Fixed	90,000,000
Sep. 4	1.3479	134,586,000	Fixed	90,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	2.12130	$105,652,500	Fixed	EUR 75,000,000
Oct. 20	2.18500	42,672,000	Fixed	30,000,000
Oct. 20	2.19030	85,056,000	Fixed	60,000,000
Oct. 20	2.20090	99,449,000	Fixed	70,000,000
Oct. 20	2.21480	128,925,000	Fixed	90,000,000
Nov. 28	1.99800	139,900,000	Fixed	100,000,000
Dec. 10	1.94890	140,550,000	Fixed	100,000,000
Dec. 15	2.03960	105,825,000	Fixed	75,000,000
2025 — Feb. 9	1.2820	142,380,000	Fixed	100,000,000
Sep. 3	1.4661	133,425,000	Fixed	90,000,000
2026 — Feb. 8	1.17530	153,574,400	Fixed	100,000,000
Apr. 8	1.6290	149,880,096	Fixed	100,000,000
Aug. 15	1.70460	244,125,000	Fixed	175,000,000
Oct. 3	1.4043	72,400,000	Fixed	50,000,000
2027 — Jan. 13	1.69020	138,700,000	Fixed	100,000,000
Jan. 17	1.72790	139,550,000	Fixed	100,000,000
Jan. 17	1.72220	139,530,000	Fixed	100,000,000
Jan. 23	1.74670	141,050,000	Fixed	100,000,000
Jan. 23	1.76540	141,250,000	Fixed	100,000,000
Jan. 25	1.71050	143,000,000	Fixed	100,000,000
Jan. 27	1.80010	140,720,000	Fixed	100,000,000
Feb. 6	1.74160	140,560,000	Fixed	100,000,000
Apr. 28	1.52260	295,440,000	Fixed	200,000,000
Jul. 18	1.87360	145,300,000	Fixed	100,000,000
Oct. 3	1.4305	144,720,000	Fixed	100,000,000
2028 — Jan. 15	2.1719	150,950,000	Fixed	100,000,000
Jan. 23	2.2310	76,155,000	Fixed	50,000,000
Jan. 24	2.2238	152,510,000	Fixed	100,000,000
Feb. 1	2.2880	153,130,000	Fixed	100,000,000
Feb. 2	2.2815	76,505,000	Fixed	50,000,000
Feb. 7	2.3681	309,800,000	Fixed	200,000,000
Feb. 13	2.3452	154,400,000	Fixed	100,000,000
Feb. 14	2.3418	154,270,000	Fixed	100,000,000
2029 — Feb. 20	1.93070	149,710,000	Fixed	100,000,000
May 16	1.67350	150,990,000	Fixed	100,000,000
Jun. 17	1.47780	150,300,000	Fixed	100,000,000
Jun. 27	1.45330	299,820,000	Fixed	200,000,000
Jul. 5	1.45600	44,373,000	Fixed	30,000,000
Jul. 15	1.57600	147,190,000	Fixed	100,000,000
Jul. 16	1.61500	146,730,000	Fixed	100,000,000
Aug. 23	1.19040	147,360,000	Fixed	100,000,000
Aug. 28	1.21000	148,160,000	Fixed	100,000,000
Aug. 30	1.11080	147,590,000	Fixed	100,000,000
Aug. 30	1.12240	147,300,000	Fixed	100,000,000
Sep. 23	1.40310	293,740,000	Fixed	200,000,000
Oct. 21	1.5616	134,596,000	Fixed	92,000,000
Nov. 14	1.5996	145,750,000	Fixed	100,000,000
Nov. 15	1.538	145,880,000	Fixed	100,000,000
2030 — Jan. 6	1.6261	145,160,000	Fixed	100,000,000
Jan. 10	1.5776	289,516,000	Fixed	200,000,000
Jan. 15	1.6098	145,040,000	Fixed	100,000,000
Jan. 15	1.6121	145,150,000	Fixed	100,000,000
Feb. 18	1.3795	143,920,000	Fixed	100,000,000
Jun. 8	0.6676	130,041,500	Fixed	85,000,000
Jun. 11	0.6341	129,327,500	Fixed	85,000,000
Jun. 25	0.5443	129,956,500	Fixed	85,000,000
Jul. 2	0.5175	153,970,000	Fixed	100,000,000
Jul. 10	0.5315	153,460,000	Fixed	100,000,000
Jul. 21	0.504	155,010,000	Fixed	100,000,000
Jul. 22	0.4989	155,100,000	Fixed	100,000,000
Jul. 23	0.5137	154,030,000	Fixed	100,000,000
Jul. 30	0.4978	157,020,000	Fixed	100,000,000
Aug. 13	0.5423	156,790,000	Fixed	100,000,000
Aug. 26	0.5462	155,810,000	Fixed	100,000,000
Sep. 1	0.5824	155,560,000	Fixed	100,000,000
Sep. 4	0.577	155,050,000	Fixed	100,000,000
Sep. 18	0.5374	156,230,000	Fixed	100,000,000
Sep. 24	0.553	156,400,000	Fixed	100,000,000
Oct. 7	0.5922	156,200,000	Fixed	100,000,000
Oct. 19	0.5458	154,750,000	Fixed	100,000,000
Oct. 26	0.6272	155,520,000	Fixed	100,000,000
Oct. 27	0.6553	155,610,000	Fixed	100,000,000
Nov. 12	0.775	153,270,000	Fixed	100,000,000
Nov. 13	0.794	153,920,000	Fixed	100,000,000
Nov. 19	0.7142	155,440,000	Fixed	100,000,000

		$18,545,973,735		EUR 12,642,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of December 31, 2020), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2022 — Mar. 9	1.15570	$ 58,844,298	Fixed	JPY 5,000,000,000
Mar. 21	1.28990	70,320,000	Fixed	6,000,000,000
Mar. 21	1.30530	70,440,000	Fixed	6,000,000,000
Mar. 21	1.26930	70,380,000	Fixed	6,000,000,000
Mar. 22	1.23920	70,440,000	Fixed	6,000,000,000
Mar. 23	1.22920	70,680,000	Fixed	6,000,000,000
Mar. 24	1.20030	71,160,000	Fixed	6,000,000,000
Mar. 27	1.14480	72,420,000	Fixed	6,000,000,000
2023 — Sep. 10	2.15160	59,311,981	Fixed	5,000,000,000
Oct. 18	2.39750	115,473,441	Fixed	10,000,000,000
Oct. 19	2.38740	115,685,844	Fixed	10,000,000,000
Oct. 19	2.38300	231,722,860	Fixed	20,000,000,000
Oct. 22	2.42600	115,828,685	Fixed	10,000,000,000
Oct. 31	2.35370	116,672,500	Fixed	10,000,000,000
Nov. 1	2.34760	139,809,626	Fixed	12,000,000,000
Nov. 7	2.43020	196,875,470	Fixed	17,000,000,000
Nov. 9	2.44630	115,377,515	Fixed	10,000,000,000
Nov. 13	2.44080	115,227,286	Fixed	10,000,000,000
Nov. 14	2.43410	115,944,718	Fixed	10,000,000,000
Nov. 15	2.39570	116,292,592	Fixed	10,000,000,000
Nov. 16	2.38700	116,191,251	Fixed	10,000,000,000
Nov. 19	2.31140	116,890,707	Fixed	10,000,000,000
Nov. 19	2.31300	116,814,242	Fixed	10,000,000,000
Dec. 10	1.98690	119,260,584	Fixed	10,000,000,000
Dec. 10	1.97030	119,431,506	Fixed	10,000,000,000
2024 — Jan. 24	1.91490	121,943,784	Fixed	10,000,000,000
Jan. 25	1.90120	121,614,555	Fixed	10,000,000,000
Jan. 31	1.88340	60,580,360	Fixed	5,000,000,000
Jul. 18	1.53040	121,921,483	Fixed	10,000,000,000
Jul. 26	1.36560	121,472,735	Fixed	10,000,000,000
Aug. 1	1.41820	121,315,055	Fixed	10,000,000,000
Oct. 23	1.5662	120,869,292	Fixed	10,000,000,000
Oct. 25	1.504	120,637,448	Fixed	10,000,000,000
Dec. 9	1.6206	121,000,000	Fixed	10,000,000,000
Dec. 10	1.6095	121,770,000	Fixed	10,000,000,000
Dec. 11	1.5796	121,900,000	Fixed	10,000,000,000
Dec. 12	1.5892	121,900,000	Fixed	10,000,000,000
2025 — Feb. 5	1.3144	122,000,000	Fixed	10,000,000,000
Feb. 6	1.3164	121,600,000	Fixed	10,000,000,000
Feb. 7	1.382	121,000,000	Fixed	10,000,000,000
Feb. 10	1.3761	192,835,500	Fixed	15,950,000,000
Mar. 3	1.0584	124,000,000	Fixed	10,000,000,000
May 28	0.3873	64,300,000	Fixed	5,000,000,000
May 29	0.3825	64,050,000	Fixed	5,000,000,000
Jun. 17	0.3258	63,400,000	Fixed	5,000,000,000
Jun. 19	0.3603	63,100,000	Fixed	5,000,000,000
Oct. 2	0.3397	126,400,000	Fixed	10,000,000,000
Oct. 20	0.3244	125,300,000	Fixed	10,000,000,000
Oct. 23	0.37	125,300,000	Fixed	10,000,000,000
Nov. 4	0.3957	126,600,000	Fixed	10,000,000,000
Nov. 20	0.436	125,838,398	Fixed	10,000,000,000
Nov. 26	0.455	124,595,066	Fixed	10,000,000,000

		$ 5,784,738,783		JPY 481,950,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of December 31, 2020), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2023 — Sep. 8	1.2519	$ 167,535,000	Fixed	GBP 85,000,000
2024 — Sep. 8	1.3753	133,510,000	Fixed	65,000,000
Sep. 8	1.4063	132,223,000	Fixed	65,000,000
2025 — Sep. 8	1.4788	131,690,000	Fixed	65,000,000
Sep. 8	1.4817	132,795,000	Fixed	65,000,000
Sep. 8	1.4982	132,632,500	Fixed	65,000,000
Sep. 8	1.5052	133,009,500	Fixed	65,000,000
Sep. 8	1.5578	131,787,500	Fixed	65,000,000
Sep. 8	1.5955	123,825,000	Fixed	65,000,000
Sep. 8	1.6630	153,120,000	Fixed	80,000,000
Sep. 8	1.7711	104,208,500	Fixed	55,000,000
Sep. 8	1.7750	142,905,000	Fixed	75,000,000
Sep. 8	1.7984	165,180,500	Fixed	85,000,000
Sep. 8	1.8166	98,587,800	Fixed	54,000,000
Sep. 8	1.8258	164,900,000	Fixed	85,000,000
Sep. 8	1.45800	198,950,000	Fixed	100,000,000
Sep. 8	1.46210	202,120,000	Fixed	100,000,000
Sep. 8	1.45290	131,365,000	Fixed	65,000,000
Sep. 8	1.68360	131,625,000	Fixed	65,000,000
Sep. 8	1.66710	131,950,000	Fixed	65,000,000
Sep. 8	1.61080	140,777,000	Fixed	70,000,000
Sep. 8	1.58350	200,970,000	Fixed	100,000,000
Sep. 8	1.57250	203,300,000	Fixed	100,000,000
Sep. 8	1.45380	207,800,000	Fixed	100,000,000
Sep. 8	1.32500	133,835,000	Fixed	65,000,000
Sep. 8	1.33340	288,174,000	Fixed	140,000,000
Sep. 8	1.31470	204,800,000	Fixed	100,000,000
Sep. 8	1.18950	101,650,000	Fixed	50,000,000
Sep. 8	1.25740	141,225,000	Fixed	70,000,000
Sep. 8	1.25510	282,940,000	Fixed	140,000,000
Sep. 8	1.17710	99,760,000	Fixed	50,000,000
Sep. 8	1.22870	281,848,000	Fixed	140,000,000
Sep. 8	1.13580	101,385,000	Fixed	50,000,000
2026 — Mar. 7	1.26820	142,327,500	Fixed	75,000,000
Mar. 22	1.31940	131,383,000	Fixed	70,000,000
Mar. 24	1.29830	93,100,000	Fixed	50,000,000
May 19	1.37420	264,510,000	Fixed	150,000,000
Dec. 2	1.58030	200,280,000	Fixed	120,000,000
2027 — Jan. 12	1.67990	160,640,000	Fixed	100,000,000
Jan. 24	1.74510	164,350,000	Fixed	100,000,000
Feb. 1	1.79150	164,200,000	Fixed	100,000,000
Feb. 3	1.80000	165,500,000	Fixed	100,000,000
Feb. 6	1.73900	163,300,000	Fixed	100,000,000
Feb. 13	1.64020	247,050,000	Fixed	150,000,000
Feb. 21	1.77800	81,550,000	Fixed	50,000,000
Feb. 22	1.71720	162,680,000	Fixed	100,000,000
Mar. 6	1.70010	164,070,000	Fixed	100,000,000
Mar. 6	1.70730	164,080,000	Fixed	100,000,000
Mar. 15	1.83300	327,000,000	Fixed	200,000,000
Mar. 16	1.85790	343,665,000	Fixed	210,000,000

		$ 8,372,068,800		GBP 4,484,000,000

Unmatured Market Debt (Continued)

(D) FOREIGN EXCHANGE SWAPS

For the foreign exchange swaps listed below (outstanding as of December 31, 2020), the Government swapped Canadian dollars for U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2021 — Jan. 7	$492,361,262	USD 371,371,151

(E) FOREIGN EXCHANGE FORWARDS

The Government entered into transactions to purchase (outstanding as of December 31, 2020): EUR 9,997,000 in exchange for USD 12,107,385, JPY 307,600,000 in exchange for USD 2,955,296, GBP 2,222,000 in exchange for USD 2,978,680, and CNH 26,300,000 in exchange for USD 4,012,819; USD 1,943,481,059 in exchange for EUR 1,631,957,000, USD 484,501,897 in exchange for JPY 50,219,100,000, USD 482,342,841 in exchange for GBP 362,702,000, and USD 650,027,170 in exchange for CNH 4,293,500,000.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable. They can only be assigned or transferred under certain conditions. Canada Savings Bonds are redeemable on demand at any time with accrued interest.

(4)	Canada Premium Bonds are non-callable. They can only be assigned or transferred under certain conditions. Issues are available in compound interest or regular interest form.
(5)	Converted at USD 1.00 = CAD 1.2729, EUR 1.00 = CAD 1.5550 the closing rates on December 31, 2020.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2020
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$137	$5	$142
Canada Mortgage and Housing Corporation	244,643	—	244,643
Canada Post Corporation	997	—	997
Export Development Canada	1,021	62,228	63,249
Farm Credit Canada	308	525	833
Freshwater Fish Marketing Corporation	36	—	36
Royal Canadian Mint	9	—	9

Total	$247,151	$62,758	$309,909

Source: Public Accounts of Canada 2020 (Volume 1, Table 9.5) and Public Services and Procurement Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations and interest thereon is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings therefore constitute obligations of the Government and are recorded as such net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

	Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2020 (IN MILLIONS OF DOLLARS)

Guaranteed borrowings of enterprise Crown corporations and other government business enterprises
Agent enterprise Crown corporations	309,909

Other guarantees provided by the Government
Loan guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Advance Payments Program—Agricultural Marketing Programs Act	1,946
Farm Improvement Loans Act and Canadian Agricultural Loans Act	95
Families, Children and Social Development
Department of Employment and Social Development
Canada Student Loans Act	1
Finance
Department of Finance
Coast Capital Savings and Federal Credit Union	1,500
International Bank for Reconstruction and Development	166
Indigenous Services
Department of Indigenous Services
Indian Economic Development Guarantee Program	—	(1)
On-Reserve Housing Guarantee Program
Canada Mortgage and Housing Corporation	1,540
Other approved lenders	286
Innovation, Science and Economic Development
Department of Industry
Canada Small Business Financing Act	1,034
Regional Aircraft Credit Facility	3
Natural Resources
Department of Natural Resources
Lower Churchill Hydro Electric Projects	9,174

Total—Loan guarantees	15,745

Insurance programs managed by the Government
Canadian Heritage
Department of Canadian Heritage
Canada Travelling Exhibitions Indemnification Act	—
Finance
Department of Finance
Mortgage or Hypothecary Insurance Protection	238,589
Global Affairs
Department of Foreign Affairs, Trade and Development
Accounts administered for the Government by Export Development Canada	55
Natural Resources
Department of Natural Resources
Nuclear Liability Account	—

Total—Insurance programs managed by the Government	238,644

Other explicit guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
National Biomass Ethanol Program	—
Price Pooling Program—Agricultural Marketing Programs Act	—

Total—Other explicit guarantees	—

Total—Gross guarantees	564,298

Less: allowance for guarantees	761

Net exposure under guarantees	563,537

Source: Public Accounts of Canada 2020 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

(1)	Less than $500,000.